Exhibit 99.1

Consolidated Financial Statements

Logan Ridge Finance Corporation

As of June 30, 2025 and December 31, 2024 and for the three

and six months ended June 30, 2025 and June 30, 2024

FINANCIAL INFORMATION

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share and per share data)

	As of June 30, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $166,327 and $152,393, respectively)	$146,640	$138,079
Affiliate investments (amortized cost of $34,964 and $39,039, respectively)	25,747	34,211
Total investments at fair value (amortized cost of $201,291 and $191,432, respectively)	172,387	172,290
Cash and cash equivalents	8,588	15,015
Interest and dividend receivable	1,636	1,404
Prepaid expenses and other capitalized assets	3,157	2,543
Receivable for unsettled trades	1,200	1,082
Other assets	361	335
Total assets	$187,329	$192,669
LIABILITIES
2026 Notes (net of deferred financing costs and original issue discount of $510 and $694, respectively)	$49,490	$49,306
2032 Convertible Notes (net of deferred financing costs and original issue discount of $136 and $439, respectively)	2,364	7,061
KeyBank Credit Facility (net of deferred financing costs of $1,030 and $1,147, respectively)	51,302	47,607
Management and incentive fees payable	799	834
Interest and financing fees payable	870	942
Accounts payable and accrued expenses	1,719	1,820
Payable for unsettled trades	3,560	—
Total liabilities	$110,104	$107,570
Commitments and contingencies (Note 2)
NET ASSETS
Common stock, par value $0.01, 100,000,000 shares of common stock authorized, 2,656,065 and 2,655,898 shares of common stock issued and outstanding, respectively	$27	$27
Capital in excess of par value	188,862	188,858
Total distributable loss	(111,664)	(103,786)
Total net assets	$77,225	$85,099
Total liabilities and net assets	$187,329	$192,669
Net asset value per share	$29.07	$32.04

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2025		2024	2025		2024
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$4,089		$4,526	$7,788		$9,159
Affiliate investments	209		109	416		109
Total interest income	4,298		4,635	8,204		9,268
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	425	(1)	476	857	(1)	812
Affiliate investments	117		42	232		59
Total payment-in-kind interest and dividend income	542		518	1,089		871
Dividend income:
Affiliate investments	122		17	265		34
Total dividend income	122		17	265		34
Other income:
Non-control/non-affiliate investments	48		46	83		46
Affiliate investments	—		154	—		154
Total other income	48		200	83		200
Total investment income	5,010		5,370	9,641		10,373
EXPENSES
Interest and financing expenses	1,890		2,303	3,703		4,310
Base management fee	799		909	1,604		1,802
Directors' expense	135		175	251		325
Administrative service fees	261		255	533		456
General and administrative expenses	689		978	1,386		1,783
Total expenses	3,774		4,620	7,477		8,676
NET INVESTMENT INCOME	1,236		750	2,164		1,697
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(686)		(200)	(616)		87
Affiliate investments	—		—	2,533		—
Net realized gain (loss) on investments	(686)		(200)	1,917		87
Net change in unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(361)		(2,556)	(5,373)		(6,460)
Affiliate investments	(646)		1,464	(4,389)		6,043
Net change in unrealized appreciation (depreciation) on investments	(1,007)		(1,092)	(9,762)		(417)
Total net realized and change in unrealized gain (loss) on investments	(1,693)		(1,292)	(7,845)		(330)
Total net realized and unrealized gain (loss) on investments, net of taxes	(1,693)		(1,292)	(7,845)		(330)
Net realized loss on extinguishment of debt	(140)		(116)	(286)		(174)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(597)		$(658)	$(5,967)		$1,193
NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC & DILUTED (SEE NOTE 9)	$(0.22)		$(0.25)	$(2.25)		$0.45
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED (SEE NOTE 9)	2,656,006		2,676,018	2,655,953		2,677,187
DISTRIBUTIONS PAID PER SHARE	$0.36		$0.33	$0.72		$0.65

(1) During the three and six months ended June 30, 2025, the Company received less than $0.1 million of non-recurring fee income that was paid in-kind and included in this financial statement line item.

See accompanying notes to consolidated financial statements.

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

(in thousands, except share data)

(unaudited)

	Common Stock		Additional	Total
	Number of		Paid in	Distributable
For the Three Months Ended June 30, 2025 and 2024	Shares	Par Value	Capital	Loss	Total
BALANCE, March 31, 2025	2,655,973	$27	$188,860	$(110,112)	$78,775
Net investment income	—	—	—	1,236	1,236
Net realized loss on investments	—	—	—	(686)	(686)
Net realized loss on extinguishment of debt	—	—	—	(140)	(140)
Net change in unrealized depreciation on investments	—	—	—	(1,007)	(1,007)
Stock issued under dividend reinvestment plan	92	—	2	—	2
Distributions declared	—	—	—	(955)	(955)
BALANCE, June 30, 2025	2,656,065	$27	$188,862	$(111,664)	$77,225

BALANCE, March 31, 2024	2,675,936	$27	$188,430	$(98,262)	$90,195
Net investment income	—	—	—	750	750
Net realized loss on investments	—	—	—	(200)	(200)
Net realized loss on extinguishment of debt	—		—	(116)	(116)
Net change in unrealized depreciation on investments	—	—	—	(1,092)	(1,092)
Stock issued under dividend reinvestment plan	126		7	—	7
Distributions declared	—	—	—	(883)	(883)
BALANCE, June 30, 2024	2,676,062	$27	$188,437	$(99,803)	$88,661

	Common Stock		Additional	Total
	Number of		Paid in	Distributable
For the Six Months Ended June 30, 2025 and 2024	Shares	Par Value	Capital	Loss	Total
BALANCE, December 31, 2024	2,655,898	$27	$188,858	$(103,786)	$85,099
Net investment income	—	—	—	2,164	2,164
Net realized gain on investments	—	—	—	1,917	1,917
Net realized loss on extinguishment of debt	—	—	—	(286)	(286)
Net change in unrealized depreciation on investments	—	—	—	(9,762)	(9,762)
Stock issued under dividend reinvestment plan	167	—	4	—	4
Distributions declared	—	—	—	(1,911)	(1,911)
BALANCE, June 30, 2025	2,656,065	$27	$188,862	$(111,664)	$77,225

BALANCE, December 31, 2023	2,674,698	$27	$188,405	$(99,257)	$89,175
Net investment income	—	—	—	1,697	1,697
Net realized gain on investments	—	—	—	87	87
Net realized loss on extinguishment of debt	—		—	(174)	(174)
Net change in unrealized depreciation on investments	—	—	—	(417)	(417)
Issuance of common stock in debt conversion	22,105		496	—	496
Repurchase of common stock	(20,867)	—	(471)	—	(471)
Stock issued under dividend reinvestment plan	126		7	—	7
Distributions declared	—	—	—	(1,739)	(1,739)
BALANCE, June 30, 2024	2,676,062	$27	$188,437	$(99,803)	$88,661

See accompanying notes to consolidated financial statements.

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase (decrease) in net assets resulting from operations	$(5,967)	$1,193
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchase of investments	(24,584)	(11,335)
Repayments and sales of investments	18,110	6,495
Net realized (gain) loss on investments	(1,917)	(87)
Net realized loss on extinguishment of debt	286	174
Net change in unrealized (appreciation) depreciation on investments	9,762	417
Payment-in-kind interest and dividends	(1,018)	(871)
Accretion of original issue discount on investments	(450)	(514)
Amortization of deferred financing fees and original issue discount	324	420
Changes in assets and liabilities:
Interest and dividend receivable	(232)	(643)
Prepaid expenses	(614)	380
Receivable for unsettled trades	(118)	—
Other assets	(26)	(687)
Management and incentive fees payable	(35)	40
Interest and financing fees payable	(72)	143
Payable for unsettled trades	3,560	(3,747)
Accounts payable and accrued expenses	(101)	163
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(3,092)	(8,459)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of 2032 Convertible Notes	(5,000)	(2,500)
Borrowings under KeyBank Credit Facility	26,000	16,000
Repayments under KeyBank Credit Facility	(22,421)	(2,447)
Distributions paid to shareholders	(1,907)	(1,732)
Repurchase of common stock	—	(471)
Deferred financing fees paid	(7)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(3,335)	8,850
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,427)	391
CASH AND CASH EQUIVALENTS, beginning of period	15,015	3,893
CASH AND CASH EQUIVALENTS, end of period	$8,588	$4,284
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$3,432	$3,724
Cash paid for taxes	$27	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Issuance of common stock on our convertible debt	$—	$500
Distributions paid through dividend reinvestment plan share issuances	$4	$7

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS

(in thousands, except for units/shares)

June 30, 2025

(unaudited)

Investment (1), (2), (3), (4), (5)	Industry	Interest Rate (+)	Reference Rate and Spread (+)	Floor (+)	Maturity	Par/Shares (++)	Cost	Fair Value	Footnotes
Investments in Non-Control, Non-Affiliate Portfolio Companies - 189.9%
First Lien/Senior Secured Debt - 139.6%
Accordion Partners LLC	Industrials	9.56%	SOFR + 5.25%	0.75%	11/17/2031	2,628	$2,613	$2,618	(12)(16)
Accordion Partners LLC (Revolver)	Industrials	—	SOFR + 5.25%	0.75%	11/17/2031	—	(4)	(3)	(12)(17)
Accurate Background, LLC	Information Technology	10.56%	SOFR + 6.00%	1.00%	03/26/2029	4,345	4,145	4,345	(16)
AIDC Intermediateco 2, LLC (Peak Technologies)	Information Technology	9.83%	SOFR + 5.50%	1.00%	07/22/2027	4,875	4,839	4,832	(16)
American Academy Holdings, LLC	Healthcare	14.19%	SOFR + 9.75%, 5.25% PIK	3.25%	06/30/2027	2,795	2,787	2,955	(16)
Astro Acquisition, LLC (Cooper Machinery Services)	Industrials	9.47%	SOFR + 5.50%	1.00%	12/13/2027	1,975	1,962	1,975	(16)
BetaNXT, Inc.	Financials	10.05%	SOFR + 5.75%	—	07/02/2029	2,328	2,207	2,243	(16)
BetaNXT, Inc. (Revolver)	Financials	8.80%	SOFR + 4.50%	—	07/01/2027	181	181	165	(12)
Bradshaw International, Inc.	Consumer Discretionary	10.18%	SOFR + 5.75%	1.00%	10/21/2027	488	483	485	(16)
Bradshaw International, Inc. (Revolver)	Consumer Discretionary	—	SOFR + 5.75%	1.00%	10/21/2026	—	(6)	(7)	(12)(17)
DataLink, LLC	Healthcare	13.68%	SOFR + 9.25%	1.00%	11/23/2026	5,621	5,621	3,977	(16)
Dentive, LLC	Healthcare	11.05%	SOFR + 6.75%	0.75%	12/26/2028	1,778	1,743	1,733	(16)
Dentive, LLC (Revolver)	Healthcare	11.05%	SOFR + 6.75%	0.75%	12/26/2028	164	161	160	(12)
Epic Staffing Group	Industrials	10.29%	SOFR + 6.00%	0.50%	06/28/2029	4,860	4,723	4,387	(16)
Florida Food Products, LLC	Consumer Staples	9.30%	SOFR + 5.00%	0.75%	10/18/2028	1,950	1,888	1,326	(16)
Fulcrum US Holdings, Inc. (Revolver)	Information Technology	13.50%	Prime + 6.00%	—	07/15/2025	4,000	4,000	4,000
GP Midco, LLC (Beauty by Imagination)	Consumer Staples	9.51%	SOFR + 5.25%	1.00%	11/01/2030	3,980	3,934	3,960	(16)
H.W. Lochner, Inc.	Industrials	10.68%	SOFR + 6.25%	1.00%	07/02/2027	2,535	2,493	2,535	(16)
IDC Infusion Services LLC	Healthcare	10.80%	SOFR + 6.50%	1.00%	07/07/2028	2,861	2,826	2,873	(12)(16)
Ivanti Software, Inc.	Information Technology	10.02%	SOFR + 5.75%	2.00%	06/01/2029	222	211	229	(16)
Keg Logistics LLC	Consumer Discretionary	11.23%	SOFR + 6.75%	1.00%	11/23/2027	7,289	7,246	7,161	(16)
Keg Logistics LLC (Revolver)	Consumer Discretionary	11.21%	SOFR + 6.75%	1.00%	11/23/2027	872	867	857
Material Handling Systems, Inc.	Industrials	9.72%	SOFR + 5.50%	0.50%	06/08/2029	751	706	596	(16)
Middle West Spirits, LLC	Information Technology	10.53%	SOFR + 6.25%	—	04/23/2030	3,264	3,202	3,198	(16)
Middle West Spirits, LLC (Revolver)	Information Technology	—	SOFR + 6.25%	—	04/23/2030	—	(18)	(19)	(12)(17)
Money Transfer Acquisition Inc.	Financials	12.68%	SOFR + 8.25%	1.00%	12/14/2027	5,926	5,868	5,805	(16)
Morae Global Corporation - Term Loan A	Information Technology	12.43%	SOFR + 8.00%	2.00%	10/31/2028	2,939	2,784	2,860	(12)(16)
Morae Global Corporation - Term Loan B	Information Technology	12.43%	SOFR + 8.00%	2.00%	10/31/2028	1,699	1,608	1,667	(16)
Morae Global Corporation (Revolver)	Information Technology	12.42%	SOFR + 8.00%	2.00%	10/31/2028	233	226	228	(12)
Neptune BidCo US Inc.	Communication Services	9.33%	SOFR + 5.00%	0.50%	04/11/2029	1,470	1,372	1,394	(16)
Newbury Franklin Industrials, LLC	Industrials	11.18%	SOFR + 7.00%	2.00%	12/11/2029	2,396	2,336	2,335	(12)(16)
Orthopaedic (ITC) Buyer, LLC	Healthcare	10.90%	SOFR + 6.50%	1.00%	07/31/2028	2,321	2,291	2,339	(16)
PhyNet Dermatology LLC	Healthcare	10.77%	SOFR + 6.50%	1.00%	10/20/2029	483	474	475	(12)(16)
PMA Parent Holdings LLC	Financials	9.80%	SOFR + 5.50%	0.75%	01/31/2031	1,398	1,379	1,380	(16)
PMA Parent Holdings LLC (Revolver)	Financials	—	SOFR + 5.50%	0.75%	01/31/2031	—	(1)	(1)	(12)(17)
Premier Imaging, LLC	Healthcare	10.56%	SOFR + 6.00%	1.00%	03/31/2026	2,943	2,939	2,583	(16)
RN Enterprises, LLC	Healthcare	9.02%	SOFR + 5.25%	0.75%	10/17/2031	2,398	2,373	2,370	(12)(16)
Sequoia Healthcare Management LLC	Healthcare Management	—	—	—	11/04/2023	11,935	11,935	477	(7)
South Street Securities Holdings, Inc.	Financials	9.00%	—	—	09/20/2027	450	418	402
Spark Buyer, LLC	Industrials	9.57%	SOFR + 5.25%	0.75%	10/15/2031	1,421	1,406	1,411	(12)(16)
STG Distribution, LLC (STG Logistics) (Second Out)	Industrials	11.92%	SOFR + 7.60%, 6.50% PIK	1.50%	10/03/2029	1,022	647	345	(16)
STG Distribution, LLC (STG Logistics) (Third Out)	Industrials	11.42%	SOFR + 7.10%, 6.00% PIK	1.50%	10/03/2029	764	295	95	(16)
Synamedia Americas Holdings, Inc.	Communication Services	10.80%	SOFR + 6.50%	1.00%	12/05/2028	7,110	7,091	7,089	(16)
Tactical Air Support, Inc.	Industrials	12.86%	SOFR + 8.50%	1.00%	12/22/2028	1,925	1,896	1,913	(16)
Taoglas Group Holdings Limited	Information Technology	11.55%	SOFR + 7.25%	1.00%	02/28/2029	2,302	2,260	2,270	(16)
Taoglas Group Holdings Limited (Revolver)	Information Technology	11.54%	SOFR + 7.25%	1.00%	02/28/2029	575	563	566	(12)(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC)	Healthcare	12.46%	SOFR + 8.00%	2.00%	06/14/2028	1,502	1,487	1,502	(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC) (Revolver)	Healthcare	12.47%	SOFR + 8.00%	2.00%	06/14/2028	97	95	97	(12)
Validity, Inc.	Information Technology	9.58%	SOFR + 5.25%	—	04/12/2032	2,000	1,960	1,960	(16)
VTX Intermediate Holdings, Inc.	Information Technology	11.58%	SOFR + 7.00%, 1.00% PIK	2.00%	12/12/2029	5,148	5,102	5,110	(16)
Wealth Enhancement Group, LLC	Financials	9.29%	SOFR + 5.00%	1.00%	10/02/2028	4,540	4,527	4,540	(16)
Wealth Enhancement Group, LLC (Revolver)	Financials	—	SOFR + 5.00%	1.00%	10/02/2028	—	(1)	—	(12)(17)
Total First Lien/Senior Secured Debt							122,140	107,793
Second Lien/Senior Secured Debt - 11.4%
American Academy Holdings, LLC	Healthcare	14.50% PIK	—	—	03/01/2028	5,114	5,072	5,037
BLST Operating Company, LLC	Online Merchandise Retailer	12.94%	SOFR + 8.50%	1.50%	01/31/2026	1,238	1,238	1,151	(8)(16)
Ivanti Software, Inc.	Information Technology	11.78%	SOFR + 7.25%	0.50%	06/01/2029	3,030	3,016	1,745	(16)
VTX Intermediate Holdings, Inc.	Information Technology	12.50% PIK	—	—	12/12/2030	912	896	888
Total Second Lien/Senior Secured Debt							10,222	8,821
Subordinated Debt - 29.7%
DeltaDx Limited, LP (Money Transfer Acquisition Inc.)	Financials	15.00% PIK	—	—	06/14/2028	358	358	358
Eastport Holdings, LLC	Business Services	13.09%	SOFR + 8.50%	1.00%	09/29/2027	19,250	19,251	19,250	(16)
Lucky Bucks, LLC	Consumer Discretionary	—	—	—	05/29/2028	2,503	2,229	485	(7)
Tubular Textile Machinery, Inc.	Textile Equipment Manufacturer	5.00%	—	—	10/29/2027	5,224	5,224	2,865
Total Subordinated Debt							27,062	22,958
Preferred Stock and Units - 2.6%
American Academy Holdings, LLC	Healthcare	—	—	—	—	102,261	—	184	(6)
MicroHoldco, LLC	General Industrial	—	—	—	—	740,237	749	740	(11)
Middle West Spirits, LLC	Information Technology	10.00% PIK	—	—	—	350,000	344	344
Taylor Precision Products, Inc. - Series C	Household Product Manufacturer	—	—	—	—	379	758	758
VTX Holdings, LLC - Series C	Information Technology	—	—	—	—	441,252	—	11
Total Preferred Stock and Units							1,851	2,037

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS - CONTINUED

(in thousands, except for units/shares)

June 30, 2025

(unaudited)

Investment (1), (2), (3), (4), (5)	Industry	Interest Rate (+)	Reference Rate and Spread (+)	Floor (+)	Maturity	Par/Shares (++)	Cost	Fair Value	Footnotes

Common Stock and Membership Units - 6.5%
American Academy Holdings, LLC	Healthcare	—	—	—	—	0.05	—	300	(6)
Aperture Dodge 18 LLC	Financials	—	—	—	—	2,054,689	2,055	1,657
BLST Operating Company, LLC - Class A	Online Merchandise Retailer	—	—	—	—	217,013	286	631	(6)
DxTx Pain and Spine LLC	Healthcare	—	—	—	—	59,312	97	139	(6)
Freedom Electronics, LLC	Electronic Machine Repair	—	—	—	—	181,818	182	221	(6)
Lucky Bucks, LLC	Consumer Discretionary	—	—	—	—	50,066	742	322
Middle West Spirits, LLC	Information Technology	—	—	—	—	34	5	5
Morae Global Corporation - Warrants	Information Technology	—	—	—	—	956	200	269
South Street Securities Holdings, Inc. - Warrants	Financials	—	—	—	—	567	65	67
Swift Aggregator LLC (formerly GA Communications, Inc.)	Communication Services	—	—	—	—	1,363,451	1,420	1,420
Total Common Stock and Membership Units							5,052	5,031
Total Investments in Non-Control, Non-Affiliate Portfolio Companies							166,327	146,640
Investments in Affiliated Portfolio Companies - 33.3%
First Lien/Senior Secured Debt - 14.8%
American Clinical Solutions, LLC	Healthcare	11.45%	SOFR + 7.00%, 4.45% PIK	1.00%	06/30/2026	6,487	6,484	3,454
MMI Holdings, LLC	Medical Device Distributor	—	—	—	12/31/2025	5,030	4,000	4,563	(7)
Riddell, Inc.	Consumer Discretionary	10.31%	SOFR + 6.00%	1.00%	03/29/2029	3,430	3,384	3,417	(12)(16)
Total First Lien/Senior Secured Debt							13,868	11,434
Second Lien/Senior Secured Debt - 1.2%
MMI Holdings, LLC	Medical Device Distributor	—	—	—	12/31/2025	480	400	387	(7)
V12 Holdings, Inc.	Data Processing & Digital Marketing	—	—	—	—	509	490	509	(11)
Total Second Lien/Senior Secured Debt							890	896
Collateralized Loan Obligations - 0.8%
JMP Credit Advisors CLO IV Ltd.	Financials	—	—	—	07/17/2029	7,891	—	260	(13)(15)
JMP Credit Advisors CLO V Ltd.	Financials	—	—	—	07/17/2030	7,320	308	364	(13)(15)
Total Collateralized Loan Obligations							308	624
Joint Ventures - 4.4%
Great Lakes II Funding LLC - Series A	Financials	—	—	—	—	3,617	3,616	3,367	(12)(15)
Total Joint Ventures							3,616	3,367
Preferred Stock and Units - 3.8%
American Clinical Solutions, LLC - Class A	Healthcare	—	—	—	—	19,664,483	3,198	—	(6)
EBSC Holdings LLC (Riddell, Inc.)	Consumer Discretionary	10.00% PIK	—	—	—	1,131	1,120	1,292	(14)
GreenPark Infrastructure, LLC - Series A	Industrials	—	—	—	—	400	200	200	(6)
MMI Holdings, LLC	Medical Device Distributor	—	—	—	—	1,000	998	—	(6)
RAM Payment, LLC	Financial Services	6.00% PIK	—	—	—	86,000	1,062	1,452	(14)
Total Preferred Stock and Units							6,578	2,944
Common Stock and Membership Units - 8.4%
Burgaflex Holdings, LLC - Class A	Automobile Part Manufacturer	—	—	—	—	1,253,198	1,504	3,018	(6)
Burgaflex Holdings, LLC - Class B	Automobile Part Manufacturer	—	—	—	—	1,085,073	362	2,139	(6)
GreenPark Infrastructure, LLC - Series M-1	Industrials	—	—	—	—	2,565	880	878	(6)
MMI Holdings, LLC	Medical Device Distributor	—	—	—	—	45	—	—	(6)
Sierra Hamilton Holdings Corporation	Oil & Gas Engineering and Consulting Services	—	—	—	—	27,396,364	6,958	447	(6)
Total Common Stock and Membership Units							9,704	6,482
Total Investments in Affiliated Portfolio Companies^							34,964	25,747
Total Investments - 223.2%							$201,291	$172,387

^ As defined in the Investment Company Act of 1940, as amended (the “1940 Act”), the investment is deemed to be an “affiliated person” of the Company because the Company owns, either directly or indirectly, 5% or more of the portfolio company's outstanding voting securities.

^^ As defined in the 1940 Act, the investment is deemed to be a “controlled affiliated person” of the Company because the Company owns, either directly or indirectly, 25% or more of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

(+) Represents the actual interest rate for partially or fully funded debt in effect as of the reporting date. Variable rate loans bear interest at a rate that may be determined by the larger of the floor of the reference to SOFR or alternate base rate (commonly known as the U.S. Prime Rate (“P”), unless otherwise noted) at the borrower's option, which reset periodically based on the terms of the credit agreement. SOFR loans are typically indexed to 6 month, 3 month, or 1 month SOFR rates. As of June 30, 2025, rates for the 6 month, 3 month and 1 month SOFR are 4.15%, 4.29%, and 4.32%, respectively. As of June 30, 2025, P was 7.50%. For investments with multiple reference rates or alternate base rates, the interest rate shown is the weighted average interest rate in effect at June 30, 2025.

(++) Par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments.

(1)
All investments valued using unobservable inputs (Level 3), unless otherwise noted.
(2)
The fair value of each of the Company’s investments is determined in good faith using significant unobservable inputs by the Investment Adviser in its role as “valuation designee” in accordance with Rule 2a-5 under the 1940 Act, pursuant to valuation policies and procedures that have been approved by the Company’s board of directors (the “Board”).
(3)
All debt investments are income producing, unless otherwise noted. Equity and warrant investments are non-income producing, unless otherwise noted.
(4)
Percentages are based on net assets as of June 30, 2025.
(5)
The Company generally acquires its investments in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). These investments are generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(6)
Investment is held through our Taxable Subsidiary (See Note 1).
(7)
Non-accrual investment.
(8)
1.0% of interest rate payable in cash. The remainder of interest rate payable is either in cash or paid-in-kind at borrower's election.
(9)
Not used.
(10)
Not used.
(11)
The investment has been exited or sold. The residual value reflects estimated earnout, escrow, or other proceeds expected post-closing.
(12)
The Company has an unfunded loan or investment commitment to the portfolio company at June 30, 2025. (See Note 2).
(13)
Collateralized loan obligations (“CLO” or “CLO's”) are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.
(14)
The equity investment is income producing, based on rate disclosed.
(15)
The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of June 30, 2025, qualifying assets represent 98% of the Company’s total assets and non-qualifying assets represent 2% of the Company’s total assets.
(16)
All or a portion of this security is pledged as collateral under the KeyBank Credit Facility and held through the Company's wholly-owned subsidiary Capitala Business Lending, LLC.
(17)
The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS

(in thousands, except for units/shares)

December 31, 2024

Investment (1), (2), (3), (4), (5)	Industry	Interest Rate (+)	Reference Rate and Spread (+)	Floor (+)	Maturity	Par/Shares (++)	Cost	Fair Value	Footnotes
Investments in Non-Control, Non-Affiliate Portfolio Companies - 162.3%
First Lien/Senior Secured Debt - 119.3%
Accordion Partners LLC	Industrials	9.58%	SOFR + 5.25%	0.75%	11/17/2031	2,551	$2,536	$2,535	(12)(16)
Accordion Partners LLC (Revolver)	Industrials	—	SOFR + 5.25%	0.75%	11/17/2031	—	(5)	(5)	(12)(17)
Accurate Background, LLC	Information Technology	10.59%	SOFR + 6.00%	1.00%	03/26/2029	4,367	4,140	4,329	(16)
AIDC Intermediateco 2, LLC (Peak Technologies)	Information Technology	9.59%	SOFR + 5.25%	1.00%	07/22/2027	4,900	4,855	4,894	(16)
American Academy Holdings, LLC	Healthcare	14.22%	SOFR + 9.75%, 5.25% PIK	3.25%	06/30/2027	2,751	2,742	2,765	(16)
Astro Acquisition, LLC (Cooper Machinery Services)	Industrials	9.82%	SOFR + 5.50%	1.00%	12/13/2027	1,985	1,969	1,974	(16)
BetaNXT, Inc.	Financials	10.08%	SOFR + 5.75%	—	07/02/2029	2,340	2,215	2,250	(16)
BetaNXT, Inc. (Revolver)	Financials	8.86%	SOFR + 4.50%	—	07/01/2027	190	190	181	(12)
Bradshaw International, Inc.	Consumer Discretionary	10.21%	SOFR + 5.75%	1.00%	10/21/2027	491	485	487	(16)
Bradshaw International, Inc. (Revolver)	Consumer Discretionary	—	SOFR + 5.75%	1.00%	10/21/2026	—	(9)	(8)	(12)(17)
Datalink, LLC	Healthcare	11.49%	SOFR + 6.75%	1.00%	11/23/2026	5,621	5,621	4,722	(16)
Dentive, LLC	Healthcare	11.08%	SOFR + 6.75%	0.75%	12/26/2028	1,787	1,748	1,762	(16)
Dentive, LLC (Revolver)	Healthcare	11.08%	SOFR + 6.75%	0.75%	12/23/2028	93	90	91	(12)(16)
Epic Staffing Group	Industrials	10.51%	SOFR + 6.00%	0.50%	06/28/2029	4,885	4,730	4,373	(16)
Florida Food Products, LLC	Consumer Staples	9.33%	SOFR + 5.00%	0.75%	10/18/2028	1,960	1,888	1,676	(16)
Fortis Payment Systems, LLC	Financials	9.68%	SOFR + 5.25%	1.00%	02/13/2026	1,767	1,745	1,757	(12)(16)
GP Midco, LLC (Beauty by Imagination)	Consumer Staples	9.82%	SOFR + 5.25%	1.00%	11/01/2030	4,000	3,950	3,950	(16)
Hudson Hospital OpCo, LLC	Healthcare	12.65%	SOFR + 8.00%	3.00%	11/04/2023	1,631	1,631	1,618	(16)
HUMC Opco, LLC	Healthcare	12.65%	SOFR + 8.00%	3.00%	11/04/2023	2,470	2,470	2,351	(16)
H.W. Lochner, Inc.	Industrials	10.99%	SOFR + 6.25%	1.00%	07/02/2027	907	891	907	(16)
IDC Infusion Services LLC	Healthcare	10.83%	SOFR + 6.50%	1.00%	07/07/2028	2,875	2,835	2,890	(12)(16)
Keg Logistics LLC	Consumer Discretionary	10.67%	SOFR + 6.00%	1.00%	11/23/2027	7,309	7,256	7,273	(16)
Keg Logistics LLC (Revolver)	Consumer Discretionary	10.68%	SOFR + 6.00%	1.00%	11/23/2027	872	866	868
Material Handling Systems, Inc.	Industrials	9.76%	SOFR + 5.50%	0.50%	06/08/2029	755	704	662	(16)
Money Transfer Acquisition Inc.	Financials	12.71%	SOFR + 8.25%	1.00%	12/14/2027	6,001	5,931	5,874	(16)
Morae Global Corporation	Information Technology	12.77%	SOFR + 8.00%	2.00%	10/26/2026	3,028	2,908	2,980	(16)
Morae Global Corporation (Revolver)	Information Technology	—	SOFR + 8.00%	2.00%	10/26/2026	—	(10)	(5)	(12)(17)
Neptune BidCo US Inc.	Communication Services	9.76%	SOFR + 5.00%	0.50%	04/11/2029	1,478	1,366	1,330	(16)
Newbury Franklin Industrials, LLC	Industrials	11.40%	SOFR + 7.00%	2.00%	12/11/2029	2,408	2,341	2,339	(12)(16)
Orthopaedic (ITC) Buyer, LLC	Healthcare	10.93%	SOFR + 6.50%	1.00%	07/31/2028	2,333	2,291	2,355	(12)(16)
PhyNet Dermatology LLC	Healthcare	11.12%	SOFR + 6.50%	1.00%	10/20/2029	485	476	480	(12)(16)
PMA Parent Holdings LLC	Financials	9.58%	SOFR + 5.25%	0.75%	01/31/2031	1,401	1,381	1,379	(16)
PMA Parent Holdings LLC (Revolver)	Financials	—	SOFR + 5.25%	0.75%	01/31/2031	—	(1)	(2)	(12)(17)
Premier Imaging, LLC	Healthcare	10.59%	SOFR + 6.00%, 10.59% PIK	1.00%	03/31/2026	2,870	2,870	2,523	(16)
RN Enterprises, LLC	Healthcare	9.58%	SOFR + 5.25%	0.75%	10/17/2031	2,242	2,216	2,215	(12)(16)
Sequoia Healthcare Management LLC	Healthcare Management	—	—	—	11/04/2023	11,935	11,935	4,529	(7)
South Street Securities Holdings, Inc.	Financials	9.00%	—	—	09/20/2027	450	409	384
Spark Buyer, LLC	Industrials	9.77%	SOFR + 5.25%	0.75%	10/15/2031	1,429	1,412	1,411	(12)(16)
STG Distribution, LLC (STG Logistics) (Second Out)	Industrials	12.12%	SOFR + 7.60%, 6.50% PIK	1.50%	10/03/2029	988	570	554	(16)
STG Distribution, LLC (STG Logistics) (Third Out)	Industrials	11.62%	SOFR + 7.10%, 6.00% PIK	1.50%	10/03/2029	741	218	76	(16)
Synamedia Americas Holdings, Inc.	Communication Services	12.11%	SOFR + 7.75%	1.00%	12/05/2028	2,610	2,539	2,559	(16)
Tactical Air Support, Inc.	Industrials	13.25%	SOFR + 8.50%	1.00%	12/22/2028	1,975	1,941	1,958	(16)
Taoglas Group Holdings Limited	Information Technology	11.58%	SOFR + 7.25%	1.00%	02/28/2029	2,314	2,266	2,223	(16)
Taoglas Group Holdings Limited (Revolver)	Information Technology	11.76%	SOFR + 7.25%	1.00%	02/28/2029	610	597	585	(12)(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC)	Healthcare	12.79%	SOFR + 8.00%	2.00%	06/14/2028	1,725	1,697	1,709	(12)(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC) (Revolver)	Healthcare	12.69%	SOFR + 8.00%	2.00%	06/14/2028	97	95	96	(12)(16)
VTX Intermediate Holdings, Inc.	Information Technology	11.65%	SOFR + 6.00%, 1.00% PIK	2.00%	12/12/2029	5,122	5,071	5,074	(16)
Wealth Enhancement Group, LLC	Financials	9.55%	SOFR + 5.00%	1.00%	10/02/2028	4,563	4,550	4,563	(16)
Wealth Enhancement Group, LLC (Revolver)	Financials	—	SOFR + 5.00%	1.00%	10/02/2028	—	(1)	—	(12)(17)
Total First Lien/Senior Secured Debt							110,611	101,491
Second Lien/Senior Secured Debt - 9.6%
American Academy Holdings, LLC	Healthcare	14.50% PIK	—	—	03/01/2028	4,765	4,715	4,474
BLST Operating Company, LLC	Online Merchandise Retailer	13.17%	SOFR + 8.50%	1.50%	08/28/2025	1,166	1,166	1,113	(8)(16)
Ivanti Software, Inc.	Information Technology	12.12%	SOFR + 7.25%	0.50%	12/01/2028	3,000	2,991	1,729	(16)
VTX Intermediate Holdings, Inc.	Information Technology	12.50% PIK	—	—	12/12/2030	878	861	860
Total Second Lien/Senior Secured Debt							9,733	8,176
Subordinated Debt - 26.9%
DeltaDx Limited, LP (Money Transfer Acquisition Inc.)	Financials	15.00% PIK	—	—	06/14/2028	358	358	352
Eastport Holdings, LLC	Business Services	13.26%	SOFR + 8.50%	1.00%	09/29/2027	19,250	19,250	19,250	(16)
Lucky Bucks, LLC	Consumer Discretionary	—	—	—	05/29/2028	2,503	2,229	485	(7)
Tubular Textile Machinery, Inc.	Textile Equipment Manufacturer	5.00% PIK	—	—	10/29/2027	5,159	5,159	2,771
Total Subordinated Debt							26,996	22,858
Preferred Stock and Units - 1.9%
American Academy Holdings, LLC	Healthcare	—	—	—	—	102,261	—	170	(6)
MicroHoldco, LLC	General Industrial	—	—	—	—	740,237	749	680	(11)
Taylor Precision Products, Inc. - Series C	Household Product Manufacturer	—	—	—	—	379	758	758
VTX Holdings, LLC - Series C	Information Technology	—	—	—	—	441,252	—	—
Total Preferred Stock and Units							1,507	1,608

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS - CONTINUED

(in thousands, except for units/shares)

December 31, 2024

Investment (1), (2), (3), (4), (5)	Industry	Interest Rate (+)	Reference Rate and Spread (+)	Floor (+)	Maturity	Par/Shares (++)	Cost	Fair Value	Footnotes
Common Stock and Membership Units - 4.6%
American Academy Holdings, LLC	Healthcare	—	—	—	—	0.05	—	311	(6)
Aperture Dodge 18 LLC	Financials	—	—	—	—	2,051,573	2,052	1,775
BLST Operating Company, LLC - Class A	Online Merchandise Retailer	—	—	—	—	217,013	286	810	(6)
DxTx Pain and Spine LLC	Healthcare	—	—	—	—	59,312	97	97	(6)
Freedom Electronics, LLC	Electronic Machine Repair	—	—	—	—	181,818	182	210	(6)
Lucky Bucks, LLC	Consumer Discretionary	—	—	—	—	50,066	742	515
Morae Global Corporation - Warrants	Information Technology	—	—	—	—	1	122	164
South Street Securities Holdings, Inc. - Warrants	Financials	—	—	—	—	567	65	64
Total Common Stock and Membership Units							3,546	3,946
Total Investments in Non-Control, Non-Affiliate Portfolio Companies							152,393	138,079
Investments in Affiliated Portfolio Companies - 40.2%^
First Lien/Senior Secured Debt - 11.7%
American Clinical Solutions, LLC	Healthcare	11.33%	SOFR + 7.00%, 4.33% PIK	1.00%	06/30/2025	6,343	6,343	3,845
MMI Holdings, LLC	Medical Device Distributor	—	—	—	06/28/2024	2,600	2,600	2,556	(7)
Riddell, Inc.	Consumer Discretionary	10.48%	SOFR + 6.00%	1.00%	03/29/2029	3,568	3,514	3,568	(12)(16)
Total First Lien/Senior Secured Debt							12,457	9,969
Second Lien/Senior Secured Debt - 1.0%
MMI Holdings, LLC	Medical Device Distributor	—	—	—	06/28/2024	400	400	367	(7)
V12 Holdings, Inc.	Data Processing & Digital Marketing	—	—	—	—	509	490	508	(11)
Total Second Lien/Senior Secured Debt							890	875
Collateralized Loan Obligations - 1.1%
JMP Credit Advisors CLO IV Ltd.	Financials	—	—	—	07/17/2029	7,891	223	311	(13)(15)
JMP Credit Advisors CLO V Ltd.	Financials	—	—	—	07/17/2030	7,320	629	629	(13)(15)
Total Collateralized Loan Obligations							852	940
Joint Ventures - 4.9%
Great Lakes Funding II LLC - Series A	Financials	—	—	—	—	4,170	4,170	4,153	(12)(15)
Total Joint Ventures							4,170	4,153
Preferred Stock and Units - 11.7%
American Clinical Solutions, LLC - Class A	Healthcare	—	—	—	—	19,664,483	3,198	—	(6)
EBSC Holdings LLC (Riddell, Inc.)	Consumer Discretionary	10.00% PIK	—	—	—	1,077	1,064	1,187	(14)
GA Communications, Inc. - Series A-1	Advertising & Marketing Services	—	—	—	—	1,998	3,476	5,566
GreenPark Infrastructure, LLC - Series A	Industrials	—	—	—	—	400	200	200	(6)
MMI Holdings, LLC	Medical Device Distributor	—	—	—	—	1,000	1,998	1,000	(6)
RAM Payment, LLC	Financial Services	6.00% PIK	—	—	—	86,000	1,028	1,974	(14)
Total Preferred Stock and Units							10,964	9,927
Common Stock and Membership Units - 9.8%
Burgaflex Holdings, LLC - Class A	Automobile Part Manufacturer	—	—	—	—	1,253,198	1,504	3,820	(6)
Burgaflex Holdings, LLC - Class B	Automobile Part Manufacturer	—	—	—	—	1,085,073	362	2,633	(6)
GA Communications, Inc. - Series B-1	Advertising & Marketing Services	—	—	—	—	200,000	2	486
GreenPark Infrastructure, LLC - Series M-1	Industrials	—	—	—	—	2,565	880	881	(6)
MMI Holdings, LLC	Medical Device Distributor	—	—	—	—	45	—	—	(6)
Sierra Hamilton Holdings Corporation	Oil & Gas Engineering and Consulting Services	—	—	—	—	27,396,364	6,958	527
Total Common Stock and Membership Units							9,706	8,347
Total Investments in Affiliated Portfolio Companies^							39,039	34,211
Total Investments - 202.5%							$191,432	$172,290

^ As defined in the 1940 Act, the investment is deemed to be an "affiliated person" of the Company because the Company owns, either directly or indirectly, 5% or more of the portfolio company's outstanding voting securities.

^^ As defined in the 1940 Act, the investment is deemed to be a “controlled affiliated person” of the Company because the Company owns, either directly or indirectly, 25% or more of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

(+) Represents the actual interest rate for partially or fully funded debt in effect as of the reporting date. Variable rate loans bear interest at a rate that may be determined by the larger of the floor of the reference to SOFR, or alternate base rate at the borrower's option, which reset periodically based on the terms of the credit agreement. SOFR loans are typically indexed to 6 month, 3 month, or 1 month SOFR rates. As of December 31, 2024, rates for the 6 month, 3 month, and 1 month SOFR are 4.25%, 4.31% and 4.33%, respectively. For investments with multiple reference rates or alternate base rates, the interest rate shown is the weighted average interest rate in effect at December 31, 2024.

(++) Par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments.

(1)
All investments valued using unobservable inputs (Level 3), unless otherwise noted.
(2)
The fair value of each of the Company’s investments is determined in good faith using significant unobservable inputs by the Adviser in its role as “valuation designee” in accordance with Rule 2a-5 under the 1940 Act, pursuant to valuation policies and procedures that have been approved by the Company’s board of directors (the “Board”).
(3)
All debt investments are income producing, unless otherwise noted. Equity and warrant investments are non-income producing, unless otherwise noted.
(4)
Percentages are based on net assets as of December 31, 2024.
(5)
The Company generally acquires its investments in private transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). These investments are generally subject to certain limitations on resale, and may be deemed to be "restricted securities" under the Securities Act.
(6)
Investment is held through our Taxable Subsidiary (See Note 1).
(7)
Non-accrual investment.
(8)
1.0% of interest rate payable in cash. The remainder of interest rate payable is either in cash or paid-in-kind at borrower's election.
(9)
Not used.
(10)
Not used.
(11)
The investment has been exited or sold. The residual value reflects estimated earnout, escrow, or other proceeds expected post-closing.
(12)
The Company has an unfunded loan or investment commitment to the portfolio company at December 31, 2024. (See Note 2).
(13)
Collateralized loan obligations ("CLO" or "CLO's") are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.
(14)
The equity investment is income producing, based on rate disclosed.
(15)
The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of December 31, 2024, qualifying assets represent 97% of the Company’s total assets and non-qualifying assets represent 3% of the Company’s total assets.
(16)
All or a portion of this security is pledged as collateral under the KeyBank Credit Facility and held through the Company's wholly-owned subsidiary Capitala Business Lending, LLC.
(17)
The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.

See accompanying notes to consolidated financial statements

LOGAN RIDGE FINANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2025

(Unaudited)

Note 1. Organization

Logan Ridge Finance Corporation (“Logan Ridge”, the “Company”, “we”, “us”, and “our”) is an externally managed non-diversified closed-end management investment company incorporated in Maryland on February 21, 2013. The Company has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company commenced operations on May 24, 2013 and completed its initial public offering (“IPO”) on September 30, 2013. The Company is managed by Mount Logan Management LLC (the “Investment Adviser”), an investment adviser that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and BC Partners Management LLC (the “Administrator”) provides the administrative services necessary for the Company to operate. The Company has elected to be treated for United States (“U.S.”) federal income tax purposes, and intends to comply with the requirements to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company offers customized financing to business owners, management teams, and financial sponsors for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion, and other growth initiatives. The Company invests in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower middle-market and traditional middle-market companies.

The Company was formed for the purpose of: (i) acquiring, through a series of transactions, an investment portfolio from the following entities: CapitalSouth Partners Fund I Limited Partnership (“Fund I”); CapitalSouth Partners Fund II Limited Partnership (“Fund II”); CapitalSouth Partners Fund III, L.P. (“Fund III Parent”); CapitalSouth Fund III, L.P. (f/k/a CapitalSouth Partners SBIC Fund III, L.P.) (“Fund III”); and CapitalSouth Partners Florida Sidecar Fund I, L.P. (“Florida Sidecar” and, collectively with Fund I, Fund II, Fund III, and Fund III Parent, the “Legacy Funds”); (ii) raising capital in the IPO and (iii) continuing and expanding the business of the Legacy Funds by making additional debt and equity investments in lower middle-market and traditional middle-market companies.

On September 24, 2013, the Company acquired 100% of the limited partnership interests in Fund II, Fund III, and Florida Sidecar and each of their respective general partners, as well as certain assets from Fund I and Fund III Parent, in exchange for an aggregate of 8,974,420 shares of the Company’s common stock (the “Formation Transactions”). Fund II, Fund III, and Florida Sidecar became the Company’s wholly owned subsidiaries. Fund II and Fund III retained their small business investment company (“SBIC”) licenses, continued to hold their existing investments at the time of the IPO and have continued to make new investments. The IPO consisted of the sale of 4,000,000 shares of the Company’s common stock at a price of $20.00 per share, resulting in net proceeds to the Company of $74.25 million, after deducting underwriting fees and commissions totaling $4.0 million and offering expenses totaling $1.75 million. The other costs of the IPO were borne by the limited partners of the Legacy Funds. During the fourth quarter of 2017, Florida Sidecar transferred all of its assets to the Company and was legally dissolved as a standalone partnership. On March 1, 2019, Fund II repaid its outstanding debentures guaranteed by the SBA (the “SBA-guaranteed debentures”) and relinquished its SBIC license. On June 10, 2021, Fund III repaid its SBA-guaranteed debentures and relinquished its SBIC license. Accordingly, as of June 30, 2025 and December 31, 2024, there were no SBA-guaranteed debentures outstanding.

The Company has formed, and expects to continue to form, certain consolidated taxable subsidiaries (the “Taxable Subsidiaries”), which are taxed as corporations for U.S. federal income tax purposes. The Taxable Subsidiaries allow the Company to make equity investments in companies organized as pass-through entities while continuing to satisfy the requirements of a RIC under the Code.

Capitala Business Lending, LLC (“CBL”), a wholly-owned subsidiary of the Company, was established on October 30, 2020, for the sole purpose of holding certain investments pledged as collateral under the Company's line of credit with KeyBank National Association (the “KeyBank Credit Facility”). See Note 6 for more details about the KeyBank Credit Facility. The financial statements of CBL are consolidated with those of Logan Ridge Finance Corporation.

Definitive Agreement

On April 20, 2021, Capitala Investment Advisors, LLC (“Capitala”), the Company’s former investment adviser, entered into a definitive agreement (the “Definitive Agreement”) with the Investment Adviser and Mount Logan Capital Inc. (“MLC”), both affiliates of BC Partners Advisors L.P. (“BC Partners”) for U.S. regulatory purposes, whereby Mount Logan acquired certain assets related to Capitala’s business of providing investment management services to the Company (the “Transaction”), through which the Investment Adviser became the Company’s investment adviser pursuant to an investment advisory agreement (the “Investment Advisory Agreement”) with the Company. At a special meeting of the Company’s stockholders (the “Special Meeting”) held on May 27, 2021, the Company’s stockholders approved the Investment Advisory Agreement. The transactions contemplated by the Definitive Agreement closed on July 1, 2021 (the “Closing”). Unless earlier terminated in accordance with its terms, the Investment Advisory Agreement will remain in effect from year to year if approved annually by the Board or by a majority of our outstanding voting securities, including, in either case, by a majority of our directors who are not “interest persons” as such term is defined in Section 2(a)(19) of the 1940 Act (“Independent Directors”). The Board most recently approved the renewal of the Investment Advisory Agreement at a meeting on May 7, 2025. The Investment Advisory Agreement was terminated on July 15, 2025 in connection with the completion of the acquisition of the Company by Portman Ridge Finance Corporation, as described in Note 13 below.

As part of the Transaction, beginning on July 1, 2021, the Investment Adviser entered into a two-year contractual fee waiver (the “Fee Waiver”) with the Company to waive, to the extent necessary, any capital gains fee under the Investment Advisory Agreement that exceeds what would have been paid to Capitala in the aggregate over such two-year period under the prior advisory agreement. The Fee Waiver expired at the end of the two-year period.

On the date of the Closing, the Company changed its name from Capitala Finance Corp. to Logan Ridge Finance Corporation and on July 2, 2021, the Company’s common stock began trading on the NASDAQ Global Select Market under the symbol “LRFC.”

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company is considered an investment company as defined in Accounting Standards Codification (“ASC”) Topic 946 — Financial Services — Investment Companies (“ASC 946”). The accompanying unaudited consolidated financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, certain disclosures accompanying our annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted. The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, including Fund II, Fund III, CBL, and the Taxable Subsidiaries.

The Company’s financial statements as of June 30, 2025 and December 31, 2024 and for the periods ended June 30, 2025 and 2024 are presented on a consolidated basis. The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, including Fund II, Fund III, CBL, and the Taxable Subsidiaries. The effects of all intercompany transactions between the Company and its subsidiaries (Fund II, Fund III, CBL, and the Taxable Subsidiaries) have been eliminated in consolidation. All financial data and information included in these consolidated financial statements have been presented on the basis described above. In the opinion of management, the consolidated financial statements reflect all adjustments that are necessary for the fair presentation of financial results as of and for the periods presented.

The current period’s results of operations are not necessarily indicative of results that ultimately may be achieved for the year. Additionally, the unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2025.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates under different assumptions and conditions. The most significant estimates in the preparation of the consolidated financial statements are investment valuation, revenue recognition and income taxes.

Consolidation

As provided under ASC 946, the Company will generally not consolidate its investment in a company other than a substantially wholly owned investment company subsidiary or a controlled operating company whose business consists of providing services to the Company. Accordingly, the Company consolidated the results of the Company’s wholly owned investment company subsidiaries (Fund II, Fund III, CBL, and the Taxable Subsidiaries) in its consolidated financial statements.

Cash and Cash Equivalents

The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less at the date of purchase. The Company deposits its cash in financial institutions, and, at times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limits.

Investment Classification

In accordance with the provisions of the 1940 Act, the Company classifies its investments by level of control. As defined in the 1940 Act, “Control Investments” are investments in those companies that the Company is deemed to “Control.” “Affiliate Investments” are investments in those companies that are “Affiliated Companies” of the Company, as defined in the 1940 Act, other than Control Investments. “Non-Control/Non-Affiliate Investments” are those investments that are neither Control Investments nor Affiliate Investments. Generally, under the 1940 Act, the Company is deemed to control a company in which it has invested if the Company owns more than 25% of the voting securities of such company and/or has greater than 50% representation on its board or has the power to exercise control over management or policies of such portfolio company. The Company is deemed to be an affiliate of a company in which the Company has invested if it owns 5% or more of the voting securities of such company.

Valuation of Investments

Investment transactions are recorded on the trade date. Realized gains or losses on investments are calculated using the specific identification method as the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and include investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation when gains or losses are recognized.

Investments for which market quotations are available are typically valued at those market quotations. To validate market quotations, the Company will utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations.

Debt that is not publicly traded but for which there are external pricing sources available as of the valuation date is valued using independent broker-dealer, market maker quotations or independent pricing services. The valuation committee, comprised of members of the Investment Adviser, (the “Valuation Committee”) subjects these quotes to various criteria including, but not limited to, the number and quality of quotes, the deviation among the quotes and information derived from analyzing the Company’s own transactions in such investments throughout the reporting period. Generally, such investments are categorized in Level 2 of the fair value hierarchy, unless the Valuation Committee determines that the quality, quantity or deviation among quotes warrants significant adjustment to the inputs utilized.

The Board has designated the Investment Adviser as its “valuation designee” pursuant to Rule 2a-5 under the 1940 Act, and in that role the Investment Adviser is responsible for performing fair value determinations relating to all of the Company's investments, including periodically assessing and managing any material valuation risks and establishing and applying fair value methodologies, in accordance with valuation policies and procedures that have been approved by the Board. The Board remains ultimately responsible for fair value determinations under the 1940 Act and satisfies its responsibility through oversight of the valuation designee in accordance with Rule 2a-5. Investments that are not publicly traded or whose market prices are not readily available, as is expected to be the case for substantially all of the Company’s investments, are valued at fair value as determined in good faith by the Investment Adviser, based on, among other things, input of independent third-party valuation firm(s).

The Investment Adviser undertakes a multi-step valuation process, which includes, among other procedures, the following:

•
The Company’s quarterly valuation process begins with each portfolio company or investment being initially valued using certain inputs, among others, provided by the investment professionals responsible for the portfolio investment in conjunction with the Company’s portfolio management team. The Company utilizes an independent valuation firm to provide valuation on each material illiquid security at least once every trailing 12-month period;
•
Preliminary valuations are reviewed and discussed with management of the Investment Adviser and investment professionals; and
•
The Investment Adviser will review the valuations and determine the fair value of each investment. Valuations that are not based on readily available market quotations will be valued in good faith based on, among other things, the input of, where applicable, third parties.

As part of the valuation process, the Investment Adviser may consider other information and may use valuation methods including but not limited to (i) market quotes for similar investments, (ii) recent trading activity, (iii) discounting forecasted cash flows of the investment, (iv) models that consider the implied yields from comparable debt, (v) third-party appraisal, (vi) sale negotiations and purchase offers received from independent parties and (vii) estimated value of underlying assets to be received in liquidation or restructuring.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Under existing accounting guidance, fair value is defined as the price that the Company would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. This accounting guidance emphasizes valuation techniques that maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

The Company classifies the inputs used to measure these fair values into the following hierarchy as defined by current accounting guidance:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible to the Company.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Significant inputs that are unobservable for an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Investments for which no external pricing sources are available as of the valuation date are included in Level 3 of the fair value hierarchy.

As a practical expedient, the Company uses net asset value (“NAV”) as the fair value for its equity investment in Great Lakes Funding II LLC (“Great Lakes II Joint Venture”). The Great Lakes II Joint Venture records its underlying investments at fair value on a quarterly basis in accordance with the 1940 Act and U.S. GAAP.

Enterprise Value Waterfall Approach

The enterprise value waterfall approach determines an enterprise value based on earnings before interest, tax, depreciation, and amortization (“EBITDA”) multiples of publicly traded companies that are considered similar to the subject portfolio company. The Company considers a variety of items in determining a reasonable pricing multiple, including, but not limited to, operating results, budgeted projections, growth, size, risk, profitability, leverage, management depth, diversification, market position, supplier or customer dependence, asset utilization, liquidity metrics, and access to capital markets. EBITDA of the portfolio company is adjusted for non-recurring items in order to reflect a normalized level of earnings that is representative of future earnings. In certain instances, the Company may also utilize revenue multiples to determine enterprise value. When available, the Company may assign a pricing multiple or value its investments based on the value of recent investment transactions in the subject portfolio company or offers to purchase the portfolio company. The enterprise value is adjusted for financial instruments with seniority to the Company’s ownership and for the effect of any instrument which may dilute the Company’s investment in the portfolio company. The adjusted enterprise value is then apportioned based on the seniority and privileges of the Company’s investments within the portfolio company.

Income Approach

The income approach utilizes a discounted cash flow methodology in which the Company estimates fair value based on the present value of expected cash flows discounted at a market rate of interest. The determination of a discount rate, or required rate of return, takes into account the portfolio company’s fundamentals and perceived credit risk. Because the majority of the Company’s portfolio companies do not have a public credit rating, determining a discount rate often involves assigning an implied credit rating based on the portfolio company’s operating metrics compared to average metrics of similar publicly rated debt. Operating metrics include, but are not limited to, EBITDA, interest coverage, leverage ratios, return on capital, and debt to equity ratios. The implied credit rating is used to assign a base discount rate range based on publicly available yields on similarly rated debt securities. The Company may apply a premium to the discount rate utilized in determining fair value when performance metrics and other qualitative information indicate that there is an additional level of uncertainty about collectability of cash flows.

Asset Approach

The asset approach values an investment based on the value of the underlying collateral securing the investment.

Revenue Recognition

The Company’s revenue recognition policies are as follows:

Interest income and payment-in-kind (“PIK”) interest income: Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. The Company has loans in the portfolio that contain a PIK interest provision. PIK interest, which represents contractually deferred interest added to the loan balance that is generally due at maturity, is recorded on an accrual basis to the extent that such amounts are expected to be collected. PIK interest is not accrued if the Company does not expect the issuer to be able to pay all principal and interest when due.

Non-accrual investments: Management reviews all loans that become 90 days or more past due, or when there is reasonable doubt that principal or interest will be collected, for possible placement on non-accrual status. When the Company otherwise does not expect the borrower to be able to service its debt and other obligations, the Company will place the loan on non-accrual status and will generally cease recognizing interest income and PIK interest on that loan for financial reporting purposes. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. The Company writes off any previously accrued and uncollected interest when it is determined that interest is no longer considered collectible. Non-accrual loans are returned to accrual status when the borrower’s financial condition improves such that management believes current interest and principal payments are expected to be collected. As of June 30, 2025, we had debt investments in three portfolio companies on non-accrual status with an aggregate amortized cost of $18.6 million and an aggregate fair value of $5.9 million, which represented 9.2% and 3.4% of the investment portfolio, respectively. As of December 31, 2024, we had debt investments in three portfolio companies on non-accrual status with aggregate amortized cost of $17.2 million and an aggregate fair value of $7.9 million, which represented 9.0% and 4.6% of the investment portfolio, respectively.

Gains and losses on investment sales: Realized gains and losses on investments are recognized using the specific identification method.

Dividend income and payment-in-kind dividends: Dividend income is recognized on the date dividends are declared. The Company holds preferred equity investments in the portfolio that contain a PIK dividend provision. PIK dividends, which represent contractually deferred dividends added to the equity balance, are recorded on the accrual basis to the extent that such amounts are expected to be collected. The Company will typically cease accrual of PIK dividends when the fair value of the equity investment is less than the cost basis of the investment or when it is otherwise determined by management that PIK dividends are unlikely to be collected. If management determines that a decline in fair value is temporary in nature and PIK dividends are more likely than not to be collected, management may elect to continue accruing PIK dividends.

Original issue discount: Discounts received to par on loans purchased are capitalized and accreted into income over the life of the loan. Any remaining discount is accreted into income upon prepayment of the loan.

Other income: Origination fees (to the extent services are performed to earn such income upon closing), amendment fees, consent fees, and other fees associated with investments in portfolio companies are recognized as income when they are earned. Prepayment penalties received by the Company for debt instruments repaid prior to maturity date are recorded as income upon receipt.

General and Administrative Expenses

General and administrative expenses are accrued as incurred. The Company’s administrative expenses include personnel and overhead expenses allocable to the Company paid by and reimbursed to the Administrator under an administration agreement between the Company and the Administrator (the “Administration Agreement”). Other operating expenses such as legal and audit fees and director and officer insurance are generally paid directly by the Company.

Deferred Financing Fees

Costs incurred to issue the Company’s debt obligations are capitalized and are amortized over the term of the debt agreements under the effective interest method. Deferred financing fees are presented as a direct deduction from the carrying amount of the corresponding debt liability in the consolidated statements of assets and liabilities.

Earnings Per Share

The Company’s earnings per share (“EPS”) amounts have been computed based on the weighted-average number of shares of the Company’s common stock outstanding for the period. Basic EPS is computed by dividing net increase (decrease) in net assets resulting from operations by the weighted average number of shares of the Company’s common stock outstanding during the period of computation. Diluted EPS is computed by dividing net increase (decrease) in net assets resulting from operations, adjusted for the change in net assets resulting from the exercise of the dilutive shares, by the weighted average number of shares of the Company’s common stock assuming all potentially dilutive shares had been issued. Diluted EPS reflects the potential dilution, using the as-if-converted method for convertible debt, which could occur if all potentially dilutive securities were exercised.

Commitments and Contingencies

As of June 30, 2025 and December 31, 2024, the Company had the following unfunded commitments to existing portfolio companies (dollars in thousands):

Portfolio Company	Investment	June 30, 2025	December 31, 2024
Accordion Partners LLC (1)	First Lien/Senior Secured Debt	$438	$522
Accordion Partners LLC (Revolver)	First Lien/Senior Secured Debt	928	928
BetaNXT, Inc. (Revolver)	First Lien/Senior Secured Debt	272	263
Bradshaw International, Inc. (Revolver)	First Lien/Senior Secured Debt	922	922
Dentive, LLC (Revolver)	First Lien/Senior Secured Debt	22	93
Fortis Payment Systems, LLC(1)	First Lien/Senior Secured Debt	N/A	221
Great Lakes Funding II LLC - Series A	Joint Venture	1,378	824
IDC Infusion Services, LLC(1)	First Lien/Senior Secured Debt	97	97
Middle West Spirits, LLC (Revolver)	First Lien/Senior Secured Debt	944	N/A
Morae Global Corporation - Term Loan A(1)	First Lien/Senior Secured Debt	1,286	N/A
Morae Global Corporation (Revolver)	First Lien/Senior Secured Debt	58	292
Newbury Franklin Industrials, LLC(1)	First Lien/Senior Secured Debt	592	592
Orthopaedic (ITC) Buyer, LLC(1)	First Lien/Senior Secured Debt	N/A	638
PhyNet Dermatology LLC(1)	First Lien/Senior Secured Debt	259	259
PMA Parent Holdings LLC (Revolver)	First Lien/Senior Secured Debt	99	99
Riddell, Inc.(1)	First Lien/Senior Secured Debt	364	364
RN Enterprises, LLC (1)	First Lien/Senior Secured Debt	758	758
Spark Buyer, LLC (1)	First Lien/Senior Secured Debt	571	571
Taoglas Group Holdings Limited (Revolver)	First Lien/Senior Secured Debt	70	35
VBC Spine Opco, LLC (DxTx Pain and Spine LLC)(1)	First Lien/Senior Secured Debt	N/A	285
VBC Spine Opco, LLC (DxTx Pain and Spine LLC) (Revolver)	First Lien/Senior Secured Debt	48	48
Wealth Enhancement Group, LLC (Revolver)	First Lien/Senior Secured Debt	438	438
Total Unfunded Commitments		$9,544	$8,249

(1) Delayed-draw term loan.

In the ordinary course of business, the Company may enter into contracts or agreements that contain indemnifications or warranties. Future events could occur that could lead to the execution of these provisions against the Company. Based on its history and experience, management believes that the likelihood of such an event is remote.

In the ordinary course of business, the Company may directly or indirectly be a defendant or plaintiff in legal actions with respect to bankruptcy, insolvency, or other types of proceedings. Such lawsuits may involve claims that could adversely affect the value of certain financial instruments owned by the Company or result in direct losses to the Company. The nature of litigation can make it difficult to predict the impact a particular lawsuit will have on the Company. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the proceeding is in its early stages; the damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not started or is not complete; there are significant facts in dispute; and there are other parties who may share in any ultimate liability.

In management’s opinion, no direct losses with respect to litigation contingencies were probable as of June 30, 2025 and December 31, 2024. Management is of the opinion that the ultimate resolution of such claims, if any, will not materially affect the Company’s business, financial position, results of operations, or liquidity. Furthermore, in management’s opinion, it is not possible to estimate a range of reasonably possible losses with respect to litigation contingencies.

Income Taxes

The Company has elected to be treated for U.S. federal income tax purposes and intends to comply with the requirements to qualify annually as a RIC under Subchapter M of the Code and, among other things, intends to make the requisite distributions to its stockholders which will relieve the Company from U.S. federal income taxes.

In order to qualify for tax treatment as a RIC, among other requirements, the Company is required to timely distribute to its stockholders at least 90.0% of its investment company taxable income, as defined by the Code, for each fiscal tax year. The Company will be subject to a nondeductible U.S. federal excise tax of 4.0% on certain undistributed income if it does not distribute an amount at least equal to the sum of (i) 98.0% of its ordinary income for the calendar year, (ii) 98.2% of its capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and (iii) any ordinary income and capital gain net income that it recognized for preceding years, but was not distributed during such years, and on which it paid no U.S. federal income tax.

Depending on the level of taxable income earned in an excise tax year, the Company may choose to carry forward taxable income in excess of current year dividend distributions into the next excise tax year and pay a 4.0% excise tax on such income, as required. To the extent that the Company determines that its estimated current year annual taxable income will be in excess of estimated current year dividend distributions for U.S. federal excise tax purposes, the Company accrues excise tax, if any, on estimated excess taxable income as taxable income is earned. Since the Company’s IPO, the Company has not accrued or paid excise tax.

The tax years ended December 31, 2024, 2023, 2022 and 2021 remain subject to examination by U.S. federal, state, and local tax authorities. No material interest expense or penalties have been assessed for the three and six months ended June 30, 2025 and 2024. If the Company was required to recognize interest and penalties, if any, related to unrecognized tax benefits this would be recognized as income tax expense in the consolidated statements of operations.

For U.S. federal income tax purposes, as of June 30, 2025, the aggregate net unrealized depreciation for all securities was $26.9 million. As of June 30, 2025, gross unrealized appreciation was $6.6 million and gross unrealized depreciation was $33.5 million. The aggregate cost of securities for U.S. federal income tax purposes was $203.4 million as of June 30, 2025. For U.S. federal income tax purposes, as of December 31, 2024, the aggregate net unrealized depreciation for all securities was $20.5 million. As of December 31, 2024, gross unrealized appreciation was $10.6 million and gross unrealized depreciation was $31.1 million. The aggregate cost of securities for U.S. federal income tax purposes was $192.8 million as of December 31, 2024.

The Company’s Taxable Subsidiaries record deferred tax assets or liabilities related to temporary book versus tax differences on the income or loss generated by the underlying equity investments held by the Taxable Subsidiaries. As of both June 30, 2025 and December 31, 2024, the Company recorded a net deferred tax asset of zero. For both the three and six months ended June 30, 2025 and 2024, the Company recorded a tax provision of zero. As of June 30, 2025 and December 31, 2024, the valuation allowance on the Company’s deferred tax asset was $4.2 million and $3.8 million, respectively. During the three and six months ended June 30, 2025, the Company recognized an increase in the valuation allowance of $0.3 million and $0.4 million, respectively. During the three and six months ended June 30, 2024, the Company recognized a decrease in the valuation allowance of $0.5 million.

In accordance with certain applicable U.S. Treasury regulations and guidance issued by the Internal Revenue Service, a publicly offered RIC may treat a distribution of its own stock as fulfilling its RIC distribution requirements if each stockholder may elect to receive its entire distribution in either cash or stock of the RIC, subject to a limitation on the aggregate amount of cash available to be distributed to all stockholders, which limitation must be at least 20.0% of the aggregate declared distribution. If too many stockholders elect to receive cash, the cash available for distribution must be allocated pro rata among the stockholders electing to receive cash (with the balance of the distribution paid in stock). In no event will any stockholder, electing to receive cash, receive less than 20.0% of its entire distribution in cash. If these and certain other requirements are met, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

ASC Topic 740 — Income Taxes (“ASC 740”), provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s U.S. federal income tax returns to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions deemed to meet a “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the consolidated statements of operations. As of June 30, 2025 and December 31, 2024, there were no uncertain tax positions.

The Company is required to determine whether a tax position of the Company is more-likely-than-not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that could negatively impact the Company’s net assets.

The Company has concluded that it was not necessary to record a liability for any such tax positions as of June 30, 2025 and December 31, 2024. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of, and changes to, tax laws, regulations and interpretations thereof.

Distributions

Distributions to the Company’s common stockholders are recorded on the record date. The amount to be paid out as a dividend is determined by the Board. Net capital gains, if any, are generally distributed at least annually, although we may decide to retain such capital gains for reinvestment.

The Company has adopted an “opt out” dividend reinvestment plan (“DRIP”) for the Company’s common stockholders. As a result, if the Company declares a distribution, then stockholders’ cash distributions will be automatically reinvested in additional shares of the Company’s common stock unless a stockholder specifically “opts out” of our DRIP. If a stockholder opts out, that stockholder will receive cash distributions. Although distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state, and local taxes in the same manner as cash distributions, stockholders participating in the Company’s DRIP will not receive any corresponding cash distributions with which to pay any such applicable taxes.

Company Investment Risk, Concentration of Credit Risk and Liquidity Risk

The Investment Adviser has broad discretion in making investments for the Company. Investments will generally consist of debt and equity instruments that may be affected by business, financial market, or legal uncertainties. Prices of investments may be volatile, and a variety of factors that are inherently difficult to predict, such as domestic or international economic and political developments, may significantly affect the results of the Company’s activities and the value of its investments. In addition, the value of the Company’s portfolio may fluctuate as the general level of interest rates fluctuate.

The value of the Company’s investments may be detrimentally affected to the extent, among other things, that a borrower defaults on its obligations, there is insufficient collateral and/or there are extensive legal and other costs incurred in collecting on a defaulted loan. The value of the Company’s investments may also be detrimentally affected to the extent observable primary or secondary market yields for similar instruments issued by comparable companies increase materially or risk premiums in the market between smaller companies, such as our borrowers, and those for which market yields are observable increase materially.

The Investment Adviser may attempt to minimize this risk by maintaining low debt-to-liquidation values with each debt investment and the collateral underlying the debt investment.

The Company’s assets may, at any time, include securities and other financial instruments or obligations that are illiquid or thinly traded, making purchase or sale of such securities and financial instruments at desired prices or in desired quantities difficult. Furthermore, the sale of any such investments may be possible only at substantial discounts, and it may be extremely difficult to value any such investments accurately.

Segment Reporting

In accordance with ASC Topic 280 - Segment Reporting (“ASC 280”), the Company has determined that it has a single operating and reporting segment, the “Investment Management Segment”. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales or transfers of assets.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (“ASU 2024-03”), which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning in the first quarter ended March 31, 2028. Early adoption and retrospective application is permitted. The Company is currently assessing the impact of this guidance, however, the Company does not expect a material impact on its consolidated financial statements.

Note 3. Investments and Fair Value Measurements

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company offers customized financing to business owners, management teams, and financial sponsors for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion, and other growth initiatives. The Company invests in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower middle-market and traditional middle-market companies. As of June 30, 2025, our portfolio consisted of investments in 59 portfolio companies with a fair value of approximately $172.4 million. As of December 31, 2024, our portfolio consisted of investments in 59 portfolio companies with a fair value of approximately $172.3 million.

Most of the Company’s debt investments are structured as first lien loans. First lien loans may contain some minimum amount of principal amortization, excess cash flow sweep feature, prepayment penalties, or any combination of the foregoing. First lien loans are secured by a first priority lien in existing and future assets of the borrower and may take the form of term loans, delayed draw facilities, or revolving credit facilities. Unitranche debt, a form of first lien loan, typically involves issuing one debt security that blends the risk and return profiles of both senior secured and subordinated debt, bifurcating the loan into a first-out tranche and last-out tranche. As of June 30, 2025 and December 31, 2024, none of the fair value of our first lien loans consisted of last-out loans.

The Company also invests in debt instruments structured as second lien loans. Second lien loans are loans which have a second priority security interest in all or substantially all of the borrower’s assets, and in some cases, may be subject to the interruption of cash interest payments upon certain events of default, at the discretion of the first lien lender.

During the three months ended June 30, 2025, we made approximately $9.5 million of investments and had approximately $5.7 million in repayments and sales, resulting in net deployment of approximately $3.8 million for the period. During the three months ended June 30, 2024, the Company made approximately $1.5 million of investments and had approximately $5.6 million in repayments and sales, resulting in net repayments and sales of approximately $4.1 million for the period.

During the six months ended June 30, 2025, we made approximately $24.6 million of investments and had approximately $18.1 million in repayments and sales, resulting in net deployment of approximately $6.5 million for the period. During the six months ended June 30, 2024, the Company made approximately $11.3 million of investments and had approximately $6.5 million in repayments and sales, resulting in net deployment of approximately $4.8 million for the period.

As of June 30, 2025, the Company’s Investment Adviser approved the fair value of the Company’s investment portfolio of approximately $172.4 million in good faith in accordance with the Company’s valuation procedures. The Company’s Investment Adviser approved the fair value of the Company’s investment portfolio as of June 30, 2025 with input from third-party valuation firms based on information known or knowable as of the valuation date, including trailing and forward looking data.

The composition of our investments as of June 30, 2025, at amortized cost and fair value was as follows (dollars in thousands):

	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$136,008	67.6%	$119,227	69.1%
Second Lien Debt	11,112	5.5%	9,717	5.6%
Subordinated Debt	27,062	13.4%	22,958	13.3%
Collateralized Loan Obligations	308	0.2%	624	0.4%
Joint Venture	3,616	1.8%	3,367	2.0%
Equity	23,185	11.5%	16,494	9.6%
Total	$201,291	100.0%	$172,387	100.0%

The composition of our investments as of December 31, 2024, at amortized cost and fair value was as follows (dollars in thousands):

	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$123,068	64.4%	$111,460	64.7%
Second Lien Debt	10,623	5.5%	9,051	5.3%
Subordinated Debt	26,996	14.1%	22,858	13.3%
Collateralized Loan Obligations	852	0.4%	940	0.5%
Joint Venture	4,170	2.2%	4,153	2.4%
Equity	25,723	13.4%	23,828	13.8%
Total	$191,432	100.0%	$172,290	100.0%

The following table shows the portfolio composition by industry grouping at fair value as of June 30, 2025 and December 31, 2024 (dollars in thousands):

	June 30, 2025		December 31, 2024
	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Information Technology	34,508	20.0%	22,833	13.3%
Healthcare	$30,178	17.5%	$34,474	20.2%
Financials	20,607	12.0%	23,670	13.7%
Industrials	19,285	11.2%	17,865	10.4%
Business Services	19,250	11.2%	19,250	11.2%
Consumer Discretionary	14,012	8.1%	14,375	8.2%
Communication Services	9,903	5.7%	3,889	2.3%
Consumer Staples	5,286	3.1%	5,626	3.3%
Automobile Part Manufacturer	5,157	3.0%	6,453	3.7%
Medical Device Distributor	4,950	2.9%	3,923	2.3%
Textile Equipment Manufacturer	2,865	1.7%	2,771	1.6%
Online Merchandise Retailer	1,782	1.0%	1,923	1.1%
Financial Services	1,452	0.8%	1,974	1.1%
Household Product Manufacturer	758	0.4%	758	0.4%
General Industrial	740	0.4%	680	0.4%
Data Processing & Digital Marketing	509	0.3%	508	0.3%
Healthcare Management	477	0.3%	4,529	2.6%
Oil & Gas Engineering and Consulting Services	447	0.3%	527	0.3%
Electronic Machine Repair	221	0.1%	210	0.1%
Advertising & Marketing Services	—	—	6,052	3.5%
Total	$172,387	100.0%	$172,290	100.0%

As noted above, the Company values all investments in accordance with Rule 2a-5 under the 1940 Act and ASC 820. ASC 820 requires enhanced disclosures about assets and liabilities that are measured and reported at fair value. As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide disclosures on fair value measurements according to the fair value hierarchy. The fair value hierarchy ranks the observability of the inputs used to determine fair values. Investments carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 — Valuations based on inputs other than quoted prices in active markets, which are either directly or indirectly observable.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company employs the valuation policy approved by the Board that is consistent with ASC 820 (see Note 2). Consistent with the Company’s valuation policy, the Company evaluates the source of inputs, including any markets in which its investments are trading, in determining fair value.

In estimating the fair value of portfolio investments, the Company starts with the cost basis of the investment, which includes amortized original issue discount and PIK income, if any. The transaction price is typically the best estimate of fair value at inception. When evidence supports a subsequent change to the carrying value from the original transaction price, adjustments are made to reflect the expected fair values.

The following table presents the fair value measurements of investments, by major class, as of June 30, 2025, according to the fair value hierarchy (dollars in thousands):

	Fair Value Measurements
	Level 1	Level 2	Level 3	NAV	Total
First Lien Debt	$—	$—	$119,227	$—	$119,227
Second Lien Debt	—	—	9,717	—	9,717
Subordinated Debt	—	—	22,958	—	22,958
Collateralized Loan Obligations	—	—	624	—	624
Joint Venture	—	—	—	3,367	3,367
Equity	—	—	16,494	—	16,494
Total	$—	$—	$169,020	$3,367	$172,387

The following table presents fair value measurements of investments, by major class, as of December 31, 2024, according to the fair value hierarchy (dollars in thousands):

	Fair Value Measurements
	Level 1	Level 2	Level 3	NAV	Total
First Lien Debt	$—	$—	$111,460	$—	$111,460
Second Lien Debt	—	—	9,051	—	9,051
Subordinated Debt	—	—	22,858	—	22,858
Collateralized Loan Obligations	—	—	940	—	940
Joint Venture	—	—	—	4,153	4,153
Equity	—	—	23,828	—	23,828
Total	$—	$—	$168,137	$4,153	$172,290

The following table provides a reconciliation of the beginning and ending balances for investments that use Level 3 inputs for the six months ended June 30, 2025 (dollars in thousands):

	First Lien Debt	Second Lien Debt	Subordinated Debt	Collateralized Loan Obligations	Equity	Total
Balance as of January 1, 2025	$111,460	$9,051	$22,858	$940	$23,828	$168,137
Repayments/sales	(9,830)	—	—	(505)	(7,221)	(17,556)
Purchases	22,611	—	—	—	1,973	24,584
Payment-in-kind interest and dividends	379	485	66	—	88	1,018
Accretion of original issue discount	446	4	—	—	—	450
Net realized gain (loss) on investments	(666)	—	—	(39)	2,622	1,917
Net change in unrealized appreciation (depreciation) on investments	(5,173)	177	34	228	(4,796)	(9,530)
Balance as of June 30, 2025	$119,227	$9,717	$22,958	$624	$16,494	$169,020

The following table provides a reconciliation of the beginning and ending balances for investments that use Level 3 inputs for the six months ended June 30, 2024 (dollars in thousands):

	First Lien Debt	Second Lien Debt	Subordinated Debt	Collateralized Loan Obligations	Equity	Total
Balance as of January 1, 2024	$124,007	$7,918	$23,548	$1,600	$32,135	$189,208
Repayments/sales	(5,914)	—	—	(32)	(495)	(6,441)
Purchases	10,018	—	322	—	987	11,327
Payment-in-kind interest and dividends accrued	439	373	—	—	59	871
Accretion of original issue discount	303	9	—	202	—	514
Net realized gain (loss) on investments	132	—	—	—	(45)	87
Net change in unrealized appreciation (depreciation) on investments	(3,852)	(288)	(652)	(174)	4,546	(420)
Balance as of June 30, 2024	$125,133	$8,012	$23,218	$1,596	$37,187	$195,146

The net change in unrealized appreciation (depreciation) on investments held was $(7.3) million and $(0.9) million for the six months ended June 30, 2025 and 2024, respectively, and is included in net change in unrealized appreciation (depreciation) on investments on the consolidated statements of operations.

The valuation techniques and significant unobservable inputs used in recurring Level 3 fair value measurements of assets as of June 30, 2025 were as follows:

	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range of Input (Weighted Average)(2)
First lien debt	$3.9	Market	Broker/Dealer Quotes	N/A
First lien debt	107.4	Income	Required Rate of Return	6.1% – 20.4% (11.5%)
First lien debt	3.5	Enterprise Market Value	Revenue Multiple	0.4x
First lien debt	3.8	Enterprise Market Value and Asset(1)	EBITDA Multiple	8.5x
First lien debt	0.1	Income	Stock Price Time to Exit (Years) Volatility	$892.0 1.5 49.0%
First lien debt	0.5	Liquidation	Litigation Proceeds Coverage	42.7%
Second lien debt	1.7	Market	Broker/Dealer Quotes	N/A
Second lien debt	8.0	Income	Required Rate of Return	1.9% – 25.2% (17.0%)
Subordinated debt	19.6	Income	Required Rate of Return	9.8% – 10.8% (9.8%)
Subordinated debt	0.5	Enterprise Market Value	Recovery Percentage	19.4%
Subordinated debt	2.9	Enterprise Market Value	Revenue Multiple	0.6x
Collateralized Loan Obligations	0.6	Income	Discount Margin	0.0%
Equity	0.2	Income	Required Rate of Return	18.2%
Equity	1.3	Income	Stock Price Time to Exit (Years) Volatility Discount Margin	$111.8 - $1,840.0 ($1,745.7) 2.0 - 4.4 (2.7) 30.0% - 54.4% (53.3%) 21.8%
Equity	14.5	Enterprise Market Value and Asset(1)	EBITDA Multiple	2.3x – 17.3x (6.9x)
Equity	0.5	Enterprise Market Value	Revenue Multiple	0.4x – 2.9x (1.0x)
	$169.0

(1)
$3.6 million in equity was valued using the asset approach.
(2)
The weighted averages disclosed in the table above were weighted by their relative fair value.

The valuation techniques and significant unobservable inputs used in recurring Level 3 fair value measurements of assets as of December 31, 2024 were as follows:

	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range of Input (Weighted Average)(2)
First lien debt	$4.8	Market	Broker/Dealer Quotes	N/A
First lien debt	95.7	Income	Required Rate of Return	7.3% – 17.1% (11.4%)
First lien debt	2.5	Enterprise Market Value	EBITDA Multiple	8.0x
First lien debt	3.8	Enterprise Market Value	Revenue Multiple	0.4x
First lien debt	0.1	Income	Stock Price Time to Exit (Years) Volatility Risk Free Rate	$1,046.0 2.0 49.0% 4.3%
First lien debt	4.5	Liquidation	Litigation Proceeds Coverage	38.0%
Second lien debt	1.7	Market	Broker/Dealer Quotes	N/A
Second lien debt	7.0	Income	Required Rate of Return	1.9% – 16.6% (14.5%)
Second lien debt	0.4	Enterprise Market Value	EBITDA Multiple	4.6x
Subordinated debt	19.6	Income	Required Rate of Return	10.8% – 15.4% (10.9%)
Subordinated debt	0.5	Enterprise Market Value	Recovery Percentage	19.4%
Subordinated debt	2.8	Enterprise Market Value	Revenue Multiple	0.5x
Collateralized Loan Obligations	0.9	Income	Discount Margin	0.0%
Equity	0.2	Income	Required Rate of Return	17.8%
Equity	1.3	Income	Stock Price Time to Exit (Years) Volatility	$113.2 - $1,840.0 ($1,751.4) 2.0 - 3.3 (3.2) 35.0% - 45.0% (44.5%)
Equity	21.8	Enterprise Market Value and Asset(1)	EBITDA Multiple	2.3x – 18.0x (6.6x)
Equity	0.5	Enterprise Market Value	Revenue Multiple	0.3x – 0.4x (0.3x)
	$168.1

(1)
$1.8 million in equity was valued using the asset approach.
(2)
The weighted averages disclosed in the table above were weighted by their relative fair value.

The significant unobservable inputs used in the valuation of the Company’s investments are required rate of return, EBITDA multiples, revenue multiples, discount margin, recovery percentage, litigation proceeds coverage, risk free rate, stock price, projected time to exit and volatility. Changes in any of these unobservable inputs could have a significant impact on the Company’s estimate of fair value. An increase (decrease) in the required rate of return, risk free rate, or discount margin will result in a lower (higher) estimate of fair value, respectively, while an increase (decrease) in adjusted EBITDA or recovery percentage, litigation proceeds coverage, stock price, projected time to exit (option-pricing model) or volatility will result in a higher (lower) estimate of fair value, respectively.

Great Lakes Funding II LLC

In August 2022, the Company invested in the Great Lakes II Joint Venture, a joint venture with an investment strategy to underwrite and hold senior, secured unitranche loans made to middle-market companies. The Company treats its investment in the Great Lakes II Joint Venture as a joint venture since an affiliate of the Investment Adviser controls a 50% voting interest in the Great Lakes II Joint Venture.

The Great Lakes II Joint Venture is a Delaware series limited liability company, and pursuant to the terms of the Great Lakes Funding II LLC Limited Liability Company Agreement (the “Great Lakes II LLC Agreement”), prior to the end of the investment period with respect to each series established under the Great Lakes II LLC Agreement, each member of the predecessor series would be offered the opportunity to roll its interests into any subsequent series of the Great Lakes II Joint Venture. The Company does not pay any advisory fees in connection with its investment in the Great Lakes II Joint Venture. Certain other funds managed by the Investment Adviser or its affiliates have also invested in the Great Lakes II Joint Venture.

The fair value of the Company’s investment in the Great Lakes II Joint Venture at June 30, 2025 and December 31, 2024 was $3.4 million and $4.2 million, respectively. Fair value has been determined utilizing the net asset value as a practical expedient pursuant to U.S. GAAP. Pursuant to the terms of the Great Lakes II LLC Agreement, the Company generally may not effect any direct or indirect sale, transfer, assignment, hypothecation, pledge or other disposition of or encumbrance upon its interests in the Great Lakes II Joint Venture, except that the Company may sell or otherwise transfer its interests with the consent of the managing members of the Great Lakes II Joint Venture or to an affiliate or a successor to substantially all of the assets of the Company.

As of June 30, 2025, the Company had an unfunded commitment to the Great Lakes II Joint Venture of $1.4 million.

Note 4. Transactions With Affiliated Companies

During the six months ended June 30, 2025, the Company had investments in portfolio companies designated as affiliates under the 1940 Act. Transactions with affiliates were as follows (dollars in thousands):

Company(4)	Type of Investment	Principal Amount	Amount of Interest, Fees or Dividends Credited to Income(1)	December 31, 2024 Fair Value	Gross Additions(2)	Gross Reductions(3)	Realized Gain/(Loss)	Unrealized Appreciation (Depreciation)	June 30, 2025 Fair Value
Affiliate investments
American Clinical Solutions, LLC	First Lien Debt (11.45% Cash (SOFR + 7.00%), 4.45% PIK, 1.00% Floor, Due 6/30/2026)	6,487	$369	$3,845	$141	$—	$—	$(532)	$3,454
American Clinical Solutions, LLC	Preferred Stock - Class A (19,664,483 units)	—	—	—	—	—	—	—	—
			369	3,845	141	—	—	(532)	3,454
Burgaflex Holdings, LLC	Common Stock Class A (1,253,198 shares)	—	—	3,820	—	—	—	(802)	3,018
Burgaflex Holdings, LLC	Common Stock Class B (1,085,073 shares)	—	—	2,633	—	—	—	(494)	2,139
			—	6,453	—	—	—	(1,296)	5,157
GA Communications, Inc.	Series A-1 Preferred Stock (1,998 shares)	—	—	5,566	—	(5,564)	2,088	(2,090)	—
GA Communications, Inc.	Series B-1 Common Stock (200,000 shares)	—	—	486	—	(486)	484	(484)	—
			—	6,052	—	(6,050)	2,572	(2,574)	—
Great Lakes Funding II LLC	Series A	—	266	4,153	—	(554)	—	(232)	3,367
			266	4,153	—	(554)	—	(232)	3,367
GreenPark Infrastructure, LLC	Series A (400 units)	—	—	200	—	—	—	—	200
GreenPark Infrastructure, LLC	Series M-1 (2,565 units)	—	—	881	—	—	—	(3)	878
			—	1,081	—	—	—	(3)	1,078
JMP Credit Advisors CLO IV Ltd.	Collateralized Loan Obligations	7,891	—	311	—	(223)	—	172	260
JMP Credit Advisors CLO V Ltd.	Collateralized Loan Obligations	7,320	—	629	—	(282)	(39)	56	364
			—	940	—	(505)	(39)	228	624
MMI Holdings, LLC(6)	First Lien Debt (Due 12/31/2025)	5,030	—	2,556	1,600	(200)	—	607	4,563
MMI Holdings, LLC(6)	Second Lien Debt ( Due 12/31/2025)	480	—	367	—	—	—	20	387
MMI Holdings, LLC	Preferred Units (1,000 units)	—	—	1,000	—	(1,000)	—	—	—
			—	3,923	1,600	(1,200)	—	627	4,950
RAM Payment, LLC(5)	Preferred Units (86,000 units, 6.00% PIK Dividend)	—	34	1,974	34	—	—	(556)	1,452
			34	1,974	34	—	—	(556)	1,452
Riddell, Inc.	First Lien Debt (10.31% Cash (SOFR + 6.00%), 1.00% Floor, Due 3/29/29)	3,430	188	3,568	8	(138)	—	(21)	3,417
EBSC Holdings LLC (Riddell, Inc.)(5)	Preferred Units (1,131 units, 10.00% PIK)		56	1,187	56	—	—	49	1,292
			244	4,755	64	(138)	—	28	4,709
Sierra Hamilton Holdings Corporation	Common Stock (27,396,364 shares)	—	—	527	—	—	—	(80)	447
			—	527	—	—	—	(80)	447
V12 Holdings, Inc.	Second Lien Debt	509	—	508	—	—	—	1	509
			—	508	—	—	—	1	509
Total Affiliate investments			$913	$34,211	$1,839	$(8,447)	$2,533	$(4,389)	$25,747

(1)
Represents the total amount of interest, original issue discount, fees and dividends credited to income for the portion of the year an investment was included in Affiliate or Control categories, respectively.
(2)
Gross additions include increases in the cost basis of investments resulting from new portfolio investments, follow-on investments, accrued PIK and accretion of original issue discount. Gross additions also include transfers into Affiliate or Control classification.
(3)
Gross reductions include decreases in the cost basis of investments resulting from principal repayments and sales. Gross reductions also include transfers out of Affiliate or Control classification.
(4)
All debt investments are income producing except for non-accrual investments. Equity and warrant investments are non-income producing, unless otherwise noted.
(5)
The equity investment is income producing, based on rate disclosed.
(6)
Non-accrual investment.

During the year ended December 31, 2024, the Company had investments in portfolio companies designated as affiliates under the 1940 Act. Transactions with affiliates were as follows (dollars in thousands):

Company(4)	Type of Investment	Principal Amount	Amount of Interest, Fees or Dividends Credited to Income(1)	December 31, 2023 Fair Value	Gross Additions(2)	Gross Reductions(3)	Realized Gain/(Loss)	Unrealized Appreciation (Depreciation)	December 31, 2024 Fair Value
Affiliate investments
American Clinical Solutions, LLC	First Lien Debt (11.33% Cash (SOFR + 7.00%), 4.33% PIK, 1.00% Floor, Due 6/30/25)	6,343	$754	$5,037	$827	$—	$—	$(2,019)	$3,845
American Clinical Solutions, LLC	Preferred Stock - Class A (19,664,483 units)	—	—	1,913	—	—	—	(1,913)	—
			754	6,950	827	—	—	(3,932)	3,845
Burgaflex Holdings, LLC	Common Stock Class A (1,253,198 shares)	—	—	3,090	—	—	—	730	3,820
Burgaflex Holdings, LLC	Common Stock Class B (1,085,073 shares)	—	—	2,420	—	—	—	213	2,633
			—	5,510	—	—	—	943	6,453
GA Communications, Inc.	Series A-1 Preferred Stock (1,998 shares)	—	—	3,540	—	—	—	2,026	5,566
GA Communications, Inc.	Series B-1 Common Stock (200,000 shares)	—	—	620	—	—	—	(134)	486
			—	4,160	—	—	—	1,892	6,052
Great Lakes Funding II LLC	Series A	—	198	450	3,815	(85)	—	(27)	4,153
			198	450	3,815	(85)	—	(27)	4,153
GreenPark Infrastructure, LLC	Series A (400 units)	—	—	200	—	—	—	—	200
GreenPark Infrastructure, LLC	Series M-1 (2,256 units)	—	—	69	811	—	—	1	881
			—	269	811	—	—	1	1,081
JMP Credit Advisors CLO IV Ltd.	Collateralized Loan Obligations	7,891	42	293	42	(112)	—	88	311
JMP Credit Advisors CLO V Ltd.	Collateralized Loan Obligations	7,320	282	1,307	282	(388)	(572)	—	629
			324	1,600	324	(500)	(572)	88	940
MMI Holdings, LLC(7)	First Lien Debt (Due 6/28/24)	2,600	—	2,514	—	—	—	42	2,556
MMI Holdings, LLC(7)	Second Lien Debt ( Due 6/28/24)	400	—	352	—	—	—	15	367
MMI Holdings, LLC	Preferred Units (1,000 units)	—	—	559	—	—	—	441	1,000
MMI Holdings, LLC	Common Membership Units (45 units)	—	—	—	—	—	—	—	—
			—	3,425	—	—	—	498	3,923
Nth Degree Investment Group, LLC(6)	Membership Units (6,088,000 units)	—	—	10,340	—	(17,486)	11,398	(4,252)	—
			—	10,340	—	(17,486)	11,398	(4,252)	—
RAM Payment, LLC(5)	Preferred Units (86,000 units, 6.00% PIK Dividend)	—	376	2,445	69	—	—	(540)	1,974
			376	2,445	69	—	—	(540)	1,974
Riddell, Inc.	First Lien Debt (10.48% Cash (SOFR + 6.00%), 1.00% Floor, Due 3/29/29)	3,568	321	—	3,582	(68)	—	54	3,568
EBSC Holdings LLC (Riddell, Inc.)(5)	Preferred Units (1,077 units, 10.00% PIK)		77	—	1,064	—	—	123	1,187
			398	—	4,646	(68)	—	177	4,755
Sierra Hamilton Holdings Corporation	Common Stock (27,396,364 shares)	—	—	670	—	—	—	(143)	527
			—	670	—	—	—	(143)	527
V12 Holdings, Inc.	Second Lien Debt	509	—	509	—	—	—	(1)	508
			—	509	—	—	—	(1)	508
Total Affiliate investments			$2,050	$36,328	$10,492	$(18,139)	$10,826	$(5,296)	$34,211

(1)
Represents the total amount of interest, original issue discount, fees and dividends credited to income for the portion of the year an investment was included in Affiliate or Control categories, respectively.
(2)
Gross additions include increases in the cost basis of investments resulting from new portfolio investments, follow-on investments, accrued PIK and accretion of original issue discount. Gross additions also include transfers into Affiliate or Control classification.
(3)
Gross reductions include decreases in the cost basis of investments resulting from principal repayments and sales. Gross reductions also include transfers out of Affiliate or Control classification.
(4)
All debt investments are income producing except for non-accrual investments. Equity and warrant investments are non-income producing, unless otherwise noted.
(5)
The equity investment is income producing, based on rate disclosed.
(6)
As of September 10, 2024, the Company exited Nth Degree Investment Group, LLC. The Company received $17.5 million in cash in exchange for all of its equity interest. This resulted in a realized gain of approximately $11.4 million and unrealized depreciation of approximately $4.3 million for the twelve months ended December 31, 2024. As a result of this transaction, Nth Degree Investment Group, LLC is no longer an affiliate of the Company.
(7)
Non-accrual investment.

Note 5. Agreements and Related Party Transactions

Investment Advisory Agreement

On July 1, 2021, the Company entered into the Investment Advisory Agreement with the Investment Adviser, which was approved by the Company’s stockholders on May 27, 2021. Unless earlier terminated in accordance with its terms, the Investment Advisory Agreement will remain in effect from year to year if approved annually by the Board or by a majority of our Independent Directors. The Board most recently approved the renewal of the Investment Advisory Agreement at a meeting on May 7, 2025. The Investment Advisory Agreement was terminated on July 15, 2025 in connection with the completion of the acquisition of the Company by Portman Ridge Finance Corporation, as described in Note 13 below. Subject to the overall supervision of the Board, the Investment Adviser manages our day-to-day operations and provides investment advisory and management services to us. Under the terms of the Investment Advisory Agreement, the Investment Adviser:

• determines the composition of our portfolio, the nature and timing of the changes to our portfolio, and the manner of implementing such changes;

• identifies, evaluates, and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

• closes and monitors the investments we make; and

• provides us with other investment advisory, research, and related services as we may from time to time require.

The Investment Adviser’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired.

The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith, or negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, the Investment Adviser and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Investment Adviser’s services under the Investment Advisory Agreement or otherwise as Investment Adviser for the Company.

Pursuant to the Investment Advisory Agreement, the Company has agreed to pay the Investment Adviser a fee for investment advisory and management services consisting of two components — a base management fee and an incentive fee.

The base management fee is calculated at an annual rate of 1.75% of the gross assets, which are the total assets reflected on the consolidated statements of assets and liabilities and includes any borrowings for investment purposes. Although the Company does not anticipate making significant investments in derivative financial instruments, the fair value of any such investments, which will not necessarily equal their notional value, will be included in the calculation of gross assets. For services rendered under the Investment Advisory Agreement, the base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of the gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

The incentive fee consists of the following two parts:

The first part of the incentive fee is calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-incentive fee net investment income means interest income, dividend income, and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, diligence, and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under the Administration Agreement to our Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, computed net of all realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, is compared to a hurdle of 2.0% per quarter (8.0% annualized). The Company pays the Investment Adviser an incentive fee with respect to the pre-incentive fee net investment income in each calendar quarter as follows:

• no incentive fee in any calendar quarter in which the pre-incentive fee net investment income does not exceed the hurdle of 2.0%;

• 100% of the pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle but is less than 2.5% in any calendar quarter (10.0% annualized). The Company refers to this portion of the pre-incentive fee net investment income (which exceeds the hurdle but is less than 2.5%) as the “catch-up.” The “catch-up” is meant to provide the Investment Adviser with 20% of the pre-incentive fee net investment income as if a hurdle did not apply if this net investment income exceeds 2.5% in any calendar quarter; and

• 20% of the amount of the pre-incentive fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10.0% annualized) is payable to the Investment Adviser (once the hurdle is reached and the catch-up is achieved, 20% of all pre-incentive fee investment income thereafter is allocated to the Investment Adviser).

The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year, commencing on December 31, 2021, and equals 20.0% of the Company’s realized capital gains, if any, on a cumulative basis with respect to each of the investments in the Company’s portfolio from the fiscal quarter ending on or immediately prior to July 1, 2021 through the end of each calendar year beginning with the calendar year ending December 31, 2021, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from September 30, 2021 through the end of each calendar year beginning with the calendar year ending December 31, 2021, less the aggregate amount of any previously paid capital gain fees under the Investment Advisory Agreement. Any realized capital gains, realized capital losses and unrealized capital depreciation with respect to the Company’s portfolio as of the end of the fiscal quarter ending on or immediately prior to July 1, 2021 are excluded from the calculations of the capital gains fee. In the event that the Investment Advisory Agreement terminates as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a capital gains fee.

The Company will defer cash payment of the portion of any incentive fee otherwise earned by the Investment Adviser that would, when taken together with all other incentive fees paid to the Investment Adviser during the most recent 12 full calendar month period ending on or prior to the date such payment is to be made, exceed 20% of the sum of (a) the pre-incentive fee net investment income during such period, (b) the net unrealized appreciation or depreciation during such period and (c) the net realized capital gains or losses during such period. Any deferred incentive fees will be carried over for payment in subsequent calculation periods to the extent such payment is payable under the Investment Advisory Agreement. As of June 30, 2025 and December 31, 2024, the Company did not have incentive fees payable to the Investment Adviser related to fees earned in prior years but deferred under the incentive fee deferral mechanism.

As part of the Transaction, the Investment Adviser entered into the Fee Waiver with the Company to waive, to the extent necessary, any capital gains fee under the Investment Advisory Agreement that exceeds what would have been paid to Capitala in the aggregate over such two-year period under the prior advisory agreement. The Fee Waiver expired at the end of the two-year period.

For the three months ended June 30, 2025 and 2024, the Company incurred $0.8 million and $0.9 million in base management fees, respectively. The Company did not earn an incentive fee related to pre-incentive fee net investment income or capital gains for the three months ended June 30, 2025 and 2024.

For the six months ended June 30, 2025 and 2024, the Company incurred $1.6 million and $1.8 million in base management fees, respectively. The Company did not earn an incentive fee related to pre-incentive fee net investment income or capital gains for the six months ended June 30, 2025 and 2024.

As of June 30, 2025 and December 31, 2024, the Company had $0.8 million and $0.8 million, respectively, of management and incentive fees payable to the Investment Adviser. These amounts are reflected in the accompanying consolidated statements of assets and liabilities under the caption “Management and incentive fees payable.”

Administration Agreement

On July 1, 2021, the Company entered into the Administration Agreement, pursuant to which the Administrator has agreed to furnish the Company with office facilities, equipment and clerical, bookkeeping, and record keeping services at such facilities. The Administrator also performs or oversees the performance of the required administrative services, which include, among other things, being responsible for the financial records that the Company is required to maintain and preparing reports to our stockholders. In addition, the Administrator assists in determining and publishing the net asset value, oversees the preparation and filing of the tax returns and the printing and dissemination of reports to the stockholders, and generally oversees the payment of the expenses and the performance of administrative and professional services rendered to the Company by others.

Payments under the Administration Agreement are equal to an amount based upon the allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and the allocable portion of the compensation of the chief financial officer, the chief compliance officer, and their respective administrative support staff. Under the Administration Agreement, the Administrator will also provide, on the Company’s behalf, managerial assistance to those portfolio companies that request such assistance. The Administration Agreement was renewed on May 7, 2025. The Administration Agreement was terminated on July 15, 2025 in connection with the completion of the acquisition of the Company by Portman Ridge Finance Corporation, as described in Note 13 below. To the extent that the Administrator outsources any of its functions, the Company will pay the fees associated with such functions on a direct basis without any incremental profit to our Administrator. Stockholder approval is not required to amend the Administration Agreement.

For the three months ended June 30, 2025 and 2024, the Company accrued $0.3 million and $0.3 million, respectively, for the Company’s allocable portion of the Administrator’s overhead.

For the six months ended June 30, 2025 and 2024, the Company accrued $0.5 million and $0.5 million , respectively, for the Company’s allocable portion of the Administrator’s overhead.

The Administration Agreement provides that, absent willful misfeasance, bad faith, or negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, our Administrator and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Administrator’s services under the Administration Agreement or otherwise as Administrator for the Company.

Co-investment Exemptive Relief

As a BDC, the Company is subject to certain regulatory restrictions in making its investments. For example, BDCs generally are not permitted to co-invest with certain affiliated entities in transactions originated by the BDC or its affiliates in the absence of an exemptive order from the SEC. However, BDCs are permitted to, and may, simultaneously co-invest in transactions where price is the only negotiated term. On April 10, 2023, superseding a prior exemptive order granted on October 23, 2018, the SEC issued an order granting an application for exemptive relief to us and certain of our affiliates that allows BDCs managed by the Investment Adviser, including Logan Ridge, to co-invest, subject to the satisfaction of certain conditions, in certain private placement transactions, with other funds managed by the Investment Adviser or its affiliates, certain proprietary accounts of the Investment Adviser or its affiliates and any future funds that are advised by the Investment Adviser or its affiliated investment advisers.

Under the terms of the exemptive order, in order for the Company to participate in a co-investment transaction a “required majority” (as defined in Section 57(0) of the 1940 Act) of the Company's independent directors must conclude that (i) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to the Company and its stockholders and do not involve overreaching with respect of the Company or its stockholders on the part of any person concerned, and (ii) the proposed transaction is consistent with the interests of the Company's stockholders and is consistent with the Company's investment objectives and strategies and certain criteria established by the Board.

Trade with Affiliated Funds

There were no transactions subject to Rule 17a-7 under the 1940 Act during the three and six months ended June 30, 2025 and 2024.

Potential Conflicts of Interest

The members of the senior management and investment teams of the Investment Adviser serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as the Company does, or of investment vehicles managed by the same personnel. In serving in these multiple and other capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may or may not be in the Company's best interests or in the best interest of the Company's stockholders. The Company's investment objectives may overlap with the investment objectives of such investment funds, accounts or other investment vehicles.

Note 6. Borrowings

2026 Notes

On October 29, 2021, the Company issued $50.0 million in aggregate principal amount of 5.25% fixed-rate notes due October 30, 2026 (the “2026 Notes”) pursuant to a supplemental indenture with U.S. Bank National Association (the “Trustee”), which supplements that certain base indenture, dated as of June 16, 2014. The 2026 Notes were issued in a private placement exempt from registration under the Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds to the Company were approximately $48.8 million, after deducting estimated offering expenses. The Notes will mature on October 30, 2026 and may be redeemed in whole or in part at the Company's option at any time or from time to time at the redemption prices set forth in the Indenture. The Notes bear interest at a rate of 5.25% per year payable semi-annually on April 30 and October 30 of each year, commencing on April 30, 2022, subject to a step up of 0.75% per annum to the extent the Notes are downgraded below Investment Grade by a National Recognized Statistical Rating Organization (“NSRSO”) or the Notes no longer maintain a rating from an NSRSO. On March 28, 2024, the Company obtained a BB+ rating from a NRSRO with respect to the Notes, leading to the Notes bearing interest at a rate of 6.00% per year. The Notes are general unsecured obligations of the Company that rank senior in right of payment to all of the Company's existing and future indebtedness that is expressly subordinated in right of payment to the Notes, rank pari passu with all existing and future unsecured unsubordinated indebtedness issued by the Company, rank effectively junior to any of the Company's secured indebtedness (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness, and rank structurally junior to all existing and future indebtedness (including trade payables) incurred by the Company's subsidiaries, financing vehicles or similar facilities.

In July 2022, pursuant to the requirements of a registration rights agreements entered into in connection with the offering described above, the Company completed an exchange offer pursuant to which all of the outstanding 2026 Notes were exchanged for notes with substantially identical terms, but that are registered under the Securities Act (which notes are also referred to herein as the “2026 Notes”).

As of June 30, 2025 and December 31, 2024, the Company had $50.0 million and $50.0 million, respectively in 2026 Notes outstanding.

The following table summarizes the interest expense, deferred financing costs, average outstanding balance, and average stated interest rate on the 2026 Notes for the three and six months ended June 30, 2025 and 2024 (dollars in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Interest expense	$800	$800	$1,599	$1,506
Deferred financing costs	43	41	85	82
Total interest and financing expenses	$843	$841	$1,684	$1,588
Average outstanding balance	$50,000	$50,000	$50,000	$50,000
Average stated interest rate	6.00%	6.00%	6.00%	5.62%

2032 Convertible Notes

On April 1, 2022, the Company issued $15.0 million in aggregate principal amount of 5.25% fixed-rate convertible notes due April 1, 2032 (the “2032 Convertible Notes”).

The 2032 Convertible Notes are convertible, at the holder’s option and at any time on or prior to the close of business on the business day immediately preceding the maturity date, into such number of shares of the Company’s common stock as is equal to the principal balance of the notes being converted on such date divided by the “Conversion Price,” as described below. The Company will not issue more than 539,503 shares of common stock in the aggregate under the purchase agreement governing the 2032 Convertible Notes (the “Purchase Agreement”); however, such number of shares may be adjusted from time to time to give effect to any forward or reverse stock splits with respect to the common stock as well as any further adjustments described in the purchase agreement. The “Conversion Price” will be equal to the average “Closing Sale Price” for the five “Trading Days” immediately prior to the relevant “Conversion Date,” as those terms are defined in the Purchase Agreement, subject to certain anti-dilutive provisions, as further described in the Purchase Agreement. No holder of a 2032 Convertible Note will be entitled to convert any such note or portion thereof if such conversion would result in more than $7,500,000 in principal amount of 2032 Convertible Notes being converted in any such calendar quarter. The Company has determined that the embedded conversion option in the 2032 Convertible Notes is not required to be separately accounted for as a derivative under U.S. GAAP.

The 2032 Convertible Notes have a fixed interest rate of 5.25% per annum payable semi-annually on March 31 and September 30 of each year, commencing on September 30, 2022, subject to a step up of 0.75% per annum to the extent that the 2032 Convertible Notes are downgraded below Investment Grade by an NRSRO or the 2032 Convertible Notes no longer maintain a rating from an NRSRO. On March 28, 2024, the Company obtained a BB+ rating from a Nationally Recognized Statistical Rating Organization (“NRSRO”) with respect to the 2032 Convertible Notes. Starting on March 28, 2024, as a result of the rating downgrade, the 2032 Convertible Notes have a fixed interest rate of 6.00% per annum. The Company will also be required to pay an additional interest rate of 2.0% per annum (x) on any overdue payment of interest and (y) during the continuance of an “Event of Default.” The Company intends to use the net proceeds from the offering of the 2032 Convertible Notes for general corporate purposes, which may include repaying outstanding indebtedness, making opportunistic investments and paying corporate expenses. In addition, on the occurrence of a “Change in Control Repurchase Event” or “Delisting Event,” as defined in the Purchase Agreement, the Company will generally be required to make an offer to purchase the outstanding 2032 Convertible Notes at a price equal to 100% of the principal amount of such 2032 Convertible Notes plus accrued and unpaid interest to the repurchase date. The 2032 Convertible Notes are redeemable prior to maturity. No “sinking fund” is provided for the 2032 Convertible Notes.

During the three months ended June 30, 2025, the Company repaid $2.5 million of outstanding principal amount of the 2032 Convertible Notes. During the three months ended June 30, 2024, the Company repaid $2.0 million of outstanding principal amount of the 2032 Convertible Notes.

During the six months ended June 30, 2025, the Company repaid $5.0 million of outstanding principal amount of the 2032 Convertible Notes. During the six months ended June 30, 2024, the Company repaid $2.0 million of outstanding principal amount of the 2032 Convertible Notes, and additionally the Company converted $1.0 million in outstanding principal amount of the 2032 Convertible Notes. Of the $1.0 million that was converted, $0.5 million was paid in cash and $0.5 million was converted into 22,105 shares of the Company’s common stock at a rate of $22.61 per principal amount, in accordance with a Notice of Exercise of Conversion.

As of June 30, 2025 and December 31, 2024, the Company had $2.5 million and $7.5 million, respectively, in 2032 Convertible Notes outstanding.

The following table summarizes the interest expense, deferred financing costs, average outstanding balance, and average stated interest rate on the 2032 Convertible Notes for the three and six months ended June 30, 2025 and 2024 (dollars in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Interest expense	$57	$202	$142	$414
Deferred financing costs	1	25	2	28
Total interest and financing expenses	$58	$227	$144	$442
Average outstanding balance	$3,397	$12,022	$4,231	$13,142
Average stated interest rate	6.00%	6.00%	6.00%	5.62%

KeyBank Credit Facility

On October 30, 2020, CBL, a direct, wholly owned, consolidated subsidiary of the Company, entered into the KeyBank Credit Facility with the investment adviser at the time, as collateral manager, the lenders from time to time parties thereto (each a “Lender”), KeyBank National Association, as administrative agent, and U.S. Bank National Association, as custodian. The KeyBank Credit Facility was amended on May 10, 2022, October 20, 2022, and August 21, 2024. Under the KeyBank Credit Facility, the Lenders have agreed to extend credit to CBL in an aggregate principal amount of up to $75.0 million, with an uncommitted accordion feature that allows the Company to borrow up to an additional $125.0 million. The KeyBank Credit Facility matures on August 21, 2029, unless there is an earlier termination or event of default. The period during which the Lenders may make loans to CBL under the KeyBank Credit Facility commenced on October 30, 2020 and will continue through August 21, 2027, unless there is an earlier termination or event of default. Borrowings under the KeyBank Credit Facility bear interest at 1M Term SOFR plus 2.80% during the reinvestment period and 3.20% thereafter, with a 0.40% 1M Term SOFR floor. CBL will also pay an unused commitment fee at a rate of (1) 0.75% if utilization is less than or equal to 50.0%, (2) 0.50% if utilization is greater than 50.0% but less than or equal to 75.0%, or (3) 0.25% if utilization is greater than 75.0%, per annum on the unutilized portion of the aggregate commitments under the KeyBank Credit Facility. As of June 30, 2025 and December 31, 2024, there were draws of $52.3 million and $48.8 million, respectively, on the KeyBank Credit Facility. The KeyBank Credit Facility includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature. As of June 30, 2025 and December 31, 2024, assets pledged to secure the KeyBank Credit Facility had a fair value of $135.6 million and $139.2 million, respectively.

The following table summarizes the interest expense, deferred financing costs, unused commitment fees, average outstanding balance, and average stated interest rate on the KeyBank Credit Facility for the three and six months ended June 30, 2025 and 2024 (dollars in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Interest expense	$894	$1,132	$1,679	$2,046
Deferred financing costs	62	85	124	170
Unused commitment fees	33	18	72	64
Total interest and financing expenses	$989	$1,235	$1,875	$2,280
Average outstanding balance	$49,097	$54,018	$46,401	$48,705
Average stated interest rate	7.12%	8.22%	7.12%	8.23%

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following table presents the outstanding principal and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of June 30, 2025, and the level of each financial liability within the fair value hierarchy (dollars in thousands):

	Outstanding Principal	Fair Value	Level 1	Level 2	Level 3
2026 Notes	$50,000	$47,375	$—	$—	$47,375
2032 Convertible Notes	2,500	2,365	—	—	2,365
KeyBank Credit Facility	52,332	52,332	—	—	52,332
Total	$104,832	$102,072	$—	$—	$102,072

The following table presents the outstanding principal and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of December 31, 2024, and the level of each financial liability within the fair value hierarchy (dollars in thousands):

	Outstanding Principal	Fair Value	Level 1	Level 2	Level 3
2026 Notes	$50,000	$47,375	$—	$—	$47,375
2032 Convertible Notes	7,500	7,095	—	—	7,095
KeyBank Credit Facility	48,754	48,754	—	—	48,754
Total	$106,254	$103,224	$—	$—	$103,224

Note 7. Directors’ Expense

Our Independent Directors receive an annual fee of $50,000. They also receive $5,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Board meeting and $5,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each committee meeting. In addition, the chairman of the audit committee receives an annual fee of $10,000 and each chairman of any other committee receives an annual fee of $5,000 for their additional services, if any, in these capacities. For the three and six months ended June 30, 2025, the Company recognized directors’ expense of $0.1 million and $0.3 million, respectively. For the three and six months ended June 30, 2024, the Company recognized directors’ expense of $0.2 million and $0.3 million, respectively. No compensation is expected to be paid to directors who are “interested persons” of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act.

Note 8. Stockholders' Equity

On March 6, 2023, the Company's Board authorized a share repurchase program, whereby the Company could repurchase up to an aggregate of $5.0 million of its outstanding shares of common stock in the open market. The repurchase program did not obligate the Company to acquire any specific number of shares, and all repurchases were made in accordance with SEC Rule 10b-18 and accomplished through a Rule 10b5-1 plan, which set certain restrictions on the method, timing, price and volume of share repurchases. On March 11, 2024, the Board authorized the extension of the share repurchase program for an additional year and increased the aggregate available balance to $5.0 million. The repurchase program terminated on March 31, 2025.

During the three and six months ended June 30, 2025, the Company did not repurchase any of its outstanding shares under the share repurchase program. During the three and six months ended June 30, 2024, the Company repurchased zero and 20,867 of its outstanding shares, respectively, under the share repurchase program at an aggregate cost of approximately zero and $0.5 million, respectively.

During the three and six months ended June 30, 2025, the Company issued 92 and 167 shares, respectively, of common stock under its DRIP. During the three and six months ended June 30, 2024, the Company issued 126 shares of common stock under its DRIP.

During the three and six months ended June 30, 2025, the 2032 Note Convertible Noteholders did not elect to convert any amount of the 2032 Convertible Notes. During the three and six months ended June 30, 2024, the 2032 Note Convertible Noteholders elected to convert zero and $0.5 million par of the 2032 Convertible Notes, respectively, into zero and 22,105 shares of common stock pursuant to the Note Purchase Agreement at a rate of $22.61 per principal amount, in accordance with a Notice of Exercise of Conversion.

The total number of shares of the Company's common stock outstanding as of June 30, 2025 and December 31, 2024 was 2,656,065 and 2,655,898, respectively.

Note 9. Earnings Per Share

In accordance with the provisions of ASC Topic 260 - Earnings per Share (“ASC 260”), basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Other potentially dilutive shares of the Company’s common stock, and the related impact to earnings, are considered when calculating diluted earnings per share. For the three and six months ended June 30, 2025 and 2024, 0.1 million and 0.5 million, respectively, in convertible shares related to the 2032 Convertible Notes were considered anti-dilutive.

The following information sets forth the computation of the weighted average basic and diluted net increase (decrease) in net assets per share resulting from operations for the three and six months ended June 30, 2025 and 2024 (dollars in thousands, except share and per share data):

	For the Three Months Ended June 30,
	2025(1)	2024(2)
Net increase (decrease) in net assets resulting from operations - basic and diluted	$(597)	$(658)
Weighted average common stock outstanding – basic and diluted	2,656,006	2,676,018
Net increase (decrease) in net assets per share from operations - basic and diluted	$(0.22)	$(0.25)

(1)
In applying the if-converted method, conversion is not assumed for purposes of computing diluted earnings per share if the effect would be anti-dilutive. For the three and six months ended June 30, 2025, conversion of the 2032 Convertible Notes into 0.1 million shares was not assumed as the effect on diluted earnings per share would be anti-dilutive.
(2)
In applying the if-converted method, conversion is not assumed for purposes of computing diluted earnings per share if the effect would be anti-dilutive. For the three and six months ended June 30, 2024, conversion of the 2032 Convertible Notes into 0.5 million shares was assumed as the effect on diluted earnings per share would be anti-dilutive.

Note 10. Distributions

The Company’s distributions are recorded on the record date. Stockholders have the option to receive payment of the distribution in cash, shares of the Company’s common stock, or a combination of cash and shares of common stock. Tax characteristics of all distributions paid are reported to stockholders on Form 1099 after the end of the calendar year. Accordingly, distributions may be subject to reclassification based on future dividends and operating results and will not be determined until the end of the year.

The following table summarizes the Company's distribution declarations for the six months ended June 30, 2025 (dollars in thousands, except share and per share data):

Date Declared	Record Date	Payment Date	Amount Per Share	Cash Distribution	DRIP Shares Issued	DRIP Share Value
March 13, 2025	March 24, 2025	March 31, 2025	$0.36	$956	75	$2
May 8, 2025	May 19, 2025	May 29, 2025	0.36	955	92	2
Total Distributions Declared and Distributed for 2025			$0.72	$1,911	167	$4

The following table summarizes the Company's distribution declarations for the six months ended June 30, 2024 (dollars in thousands, except share and per share data):

Date Declared	Record Date	Payment Date	Amount Per Share	Cash Distribution	DRIP Shares Issued	DRIP Share Value
March 11, 2024	March 25, 2024	April 2, 2024	$0.32	$856	—	$—
May 7, 2024	May 21, 2024	May 31, 2024	0.33	883	126	7
Total Distributions Declared and Distributed for 2024			$0.65	$1,739	126	$7

Note 11. Financial Highlights

The following is a schedule of financial highlights for the six months ended June 30, 2025 and 2024 (dollars in thousands, except share and per share data):

	For the Six Months Ended June 30,
	2025	2024
Per share data :
Net asset value at beginning of period	$32.04	$33.34
Net investment income(1)	0.81	0.63
Net realized gain (loss) on investments(1)	0.73	0.04
Net change in unrealized appreciation (depreciation) on investments(1)	(3.68)	(0.16)
Net realized gain (loss) on extinguishment of debt(1)	(0.11)	(0.07)
Distributions - net investment income	(0.72)	(0.65)
Dilutive effect of common stock issuance(1)	—	(0.08)
Accretive effect of common stock repurchases(1)	—	0.08
Net asset value at end of period	$29.07	$33.13
Net assets at end of period	$77,225	$88,661
Shares outstanding at end of period	2,656,065	2,676,062
Per share market value at end of period	$18.99	$22.40
Total return based on market value(2)	(21.08%)	2.12%
Ratio/Supplemental data:
Ratio of net investment income (loss) to average net assets(3)	5.43%	3.80%
Ratio of interest and financing expenses to average net assets(3)	9.29%	9.65%
Ratio of other operating expenses to average net assets(3)	9.47%	9.77%
Ratio of total expenses including tax provision, net of fee waivers to average net assets(3)	18.76%	19.42%
Portfolio turnover rate(4)	10.56%	3.33%
Average debt outstanding(5)	$100,632	$111,847
Average debt outstanding per common share(1)	$37.89	$41.78
Asset coverage ratio per unit(6)	$1,733	$1,761

(1)
Based on daily weighted average balance of shares of the Company’s common stock outstanding during the period.
(2)
Total investment return is calculated assuming a purchase of shares of the Company's common stock at the current market value on the first day and a sale at the current market value on the last day of the period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Company’s DRIP. Total investment return does not reflect brokerage commissions. Total investment returns covering less than a full period are not annualized.
(3)
Ratio is annualized.
(4)
Portfolio turnover rate is calculated using the lesser of year-to-date sales or year-to-date purchases over the average of the invested assets at fair value.
(5)
Based on the daily weighted average balance of debt outstanding during the period.
(6)
Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

Note 12. Segment Reporting

The Company operates through a single operating and reporting segment with an investment objective to generate both current income and capital appreciation through debt and equity investments. The Chief Operating Decision Maker ("CODM") is the Company’s chief executive officer, and the CODM assesses the performance and makes operating decisions of the Company on a consolidated basis primarily based on the Company’s net increase in net assets resulting from operations (“net income”). Net income is comprised of total investment income (‘segment revenues’) and total expenses (‘significant segment expenses’), which are considered the key segment measures of profit or loss reviewed by the CODM. In addition to numerous other factors and metrics, the CODM utilizes net income as a key metric in determining the amount of dividends to be distributed to the Company’s stockholders, implementing investment policy decisions, strategic initiatives, managing the Company’s portfolio, allocating assets, and assessing the performance of the portfolio. As the Company’s operations are comprised solely of the Investment Management Segment, the segment assets are reflected on the accompanying consolidated statements of assets and liabilities as “total assets” and the significant segment expenses are listed on the accompanying consolidated statement of operations.

Note 13. Subsequent Events

Management has evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. There have been no subsequent events that occurred during such period that would be required to be recognized in the consolidated financial statements as of June 30, 2025, other than as set forth below.

Merger Closing

On July 15, 2025, Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), completed its previously announced acquisition of the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among PTMN, the Company, Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for the limited purposes set forth therein, the Investment Adviser, and, solely for the limited purposes set forth therein, Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN. In accordance with the Merger Agreement, Merger Sub was first merged with and into the Company, with the Company continuing as the surviving company (the “First Merger”), and, following the effectiveness of the First Merger, the Company was then merged with and into PTMN, with PTMN continuing as the surviving company.

In accordance with the terms of the Merger Agreement, at the effective time of the First Merger, each outstanding share of common stock, par value $0.01 per share, of the Company was converted into the right to receive 1.5 shares of common stock, par value $0.01 per share, of PTMN. As a result, PTMN issued an aggregate of approximately 4.0 million shares of its common stock to the Company’s former stockholders.

Tax Dividend

On January 30, 2025, the Company’s Board of Directors approved a distribution of $0.38 per share, which was paid on July 22, 2025, to stockholders of record as of July 14, 2025.

Investment Adviser Payment

Pursuant to the terms of the Side Letter Agreement, dated June 17, 2025, between the Company and the Investment Adviser, the Investment Adviser financed a pre-closing cash payment of $0.47 per share, which was paid on July 25, 2025, to Company shareholders of record as of May 6, 2025.